Exhibit 99.3

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Ben Franklin Financial, Inc.

Arlington Heights, Illinois

As Of:

August 15, 2014

Prepared By:

Keller & Company, Inc.

555 Metro Place North

Suite 524

Dublin, Ohio 43017

(614) 766-1426

KELLER & COMPANY

KELLER & COMPANY, INC.

FINANCIAL INSTITUTION CONSULTANTS

555 METRO PLACE NORTH

SUITE 524

DUBLIN, OHIO 43017

(614) 766-1426                (614) 766-1459 FAX

September 5, 2014

Board of Directors

Ben Franklin Financial, Inc.

830 E. Kensington Road

Arlington Heights, Illinois 60004

To the Board:

We hereby submit an independent appraisal (“Appraisal”) of the pro forma market value of the common stock to be issued by the new Ben Franklin Financial, Inc. (the “Corporation”) in conjunction with the second stage stock conversion of Ben Franklin Financial, MHC (the “MHC”) from the mutual to the stock form of ownership. The MHC currently owns 56.0 percent of the stock of Ben Franklin Financial, Inc. (the “Bancorp”), the mid-tier holding company of Ben Franklin Bank of Illinois (the “Bank”), which increases to 56.07 percent with the inclusion of the $51,531 in cash held by Ben Franklin Financial, MHC. The remaining 43.93 percent of the Corporation’s common stock is owned by public shareholders. The exchange ratios established by the Corporation as applied to the value established herein are 0.3282 shares, 0.3862 shares, 0.4441 shares, and 0.5107 shares for each share of the Corporation’s common stock at the minimum, midpoint, maximum and maximum, as adjusted, respectively, of the valuation range. This appraisal was prepared and provided to the Corporation in accordance with regulatory appraisal requirements.

Keller & Company, Inc. is an independent, financial institution consulting firm that serves both thrift institutions and banks. The firm is a full-service consulting organization, as described in more detail in Exhibit A in the Appraisal, specializing in business and strategic plans, stock valuations, conversion and reorganization appraisals, market studies and fairness opinions for thrift institutions and banks. The firm has affirmed its independence in this transaction with the preparation of its Affidavit of Independence, a copy of which is included as Exhibit C in the Appraisal.

Our appraisal is based on the assumption that the data provided to us by the Bancorp and the Bank and the material provided by the independent auditors, Crowe Horwath LLP, Oak Brook, Illinois, are both accurate and complete. We did not verify the financial statements provided to us, nor did we conduct independent valuations of the Bank’s assets and liabilities. We have also used information from other public sources, but we cannot assure the accuracy of such material.

Board of Directors

Ben Franklin Financial, Inc.

September 5, 2014

In the preparation of this appraisal, we held discussions with the management of the Bancorp and the Bank, with the law firm of Luse Gorman Pomerenk & Schick, PC, Washington, D.C., the Bank’s conversion counsel, and with Sterne, Agee & Leach, Inc., the Bank’s investment banking firm. Further, we viewed the Bank’s local economy and primary market area and also reviewed the Bank’s most recent Business Plan as part of our review process.

This valuation must not be considered to be a recommendation as to the purchase of stock in the Corporation, and we can provide no guarantee or assurance that any person who purchases shares of the Corporation’s stock will be able to later sell such shares at a price equivalent to the price designated in this appraisal.

Our valuation will be updated as required and will give consideration to any new developments in the Bank’s operation that have an impact on operations or financial condition. Further, we will give consideration to any changes in general market conditions and to specific changes in the market for publicly-traded thrift institutions. Based on the material impact of any such changes on the pro forma market value of the Corporation as determined by this firm, we will make necessary adjustments to the Corporation’s appraised value in such appraisal update.

It is our opinion that as of August 15, 2014, the pro forma market value or appraised value of the Corporation was $7,550,000 at the midpoint, with a public offering of $4,233,285 or 423,329 shares at $10 per share, representing 56.07 percent of the total valuation. The pro forma valuation range of the Corporation is from a minimum of $6,417,500 to a maximum of $8,682,500, with a maximum, as adjusted, of $9,984,875, representing public offering ranges of $3,598,292 at the minimum to a maximum of $4,868,278, with a maximum, as adjusted, of $5,598,519, representing 359,829 shares, 486,828 shares and 559,852 shares at $10 per share at the minimum, maximum, and maximum, as adjusted, respectively.

The pro forma appraised value of the Corporation as of August 15, 2014, is $7,550,000, at the midpoint with a midpoint public offering of $4,233,285.

Very truly yours,

KELLER & COMPANY, INC.

CONVERSION VALUATION APPRAISAL REPORT

Prepared for:

Ben Franklin Financial, Inc.

Arlington Heights, Illinois

As Of:

August 15, 2014

TABLE OF CONTENTS (cont.)

LIST OF EXHIBITS

NUMERICAL EXHIBITS		PAGE

1	Consolidated Balance Sheets - At December 31, 2013 and June 30, 2014	76
2	Consolidated Balance Sheets - At December 31, 2009 through 2012	77
3	Consolidated Statements of Income for the Year Ended December 31, 2013 and for the Twelve Months Ended June 30, 2014	78
4	Consolidated Statements of Income for the Years Ended December 31, 2009 through 2012	79
5	Selected Financial Information	80
6	Income and Expense Trends	81
7	Normalized Earnings Trend	82
8	Performance Indicators	83
9	Volume/Rate Analysis	84
10	Yield and Cost Trends	85
11	Net Portfolio Value	86
12	Loan Portfolio Composition	87
13	Loan Maturity Schedule	88
14	Loan Originations and Purchases	90
15	Delinquent Loans	91
16	Nonperforming Assets	92
17	Classified Assets	93
18	Allowance for Loan Losses	94
19	Investment Portfolio Composition	95
20	Mix of Deposits	96
21	Certificates of Deposit by Maturity	97
22	Offices of Ben Franklin Bank	98
23	Management of the Bank	99
24	Key Demographic Data and Trends	100
25	Key Housing Data	101
26	Major Sources of Employment	102
27	Unemployment Rates	103
28	Market Share of Deposits	104
29	National Interest Rates by Quarter	105
30	Share Data Prices and Pricing Ratios	106
31	Key Financial Data and Ratios	114
32	Recent Second Stage Conversions	122
33	Acquisitions and Pending Acquisitions	123

LIST OF EXHIBITS (cont.)

NUMERICAL EXHIBITS		PAGE

34	Share Data and Pricing Ratios - Mutual Holding Companies	124
35	Key Financial Data and Ratios - Mutual Holding Companies	126
36	Balance Sheets Parameters - Comparable Group Selection	128
37	Operating Performance and Asset Quality Parameters - Comparable Group Selection	130
38	Balance Sheet Ratios Final Comparable Group	132
39	Operating Performance and Asset Quality Ratios Final Comparable Group	133
40	Balance Sheet Totals - Final Comparable Group	134
41	Balance Sheet - Asset Composition Most Recent Quarter	135
42	Balance Sheet - Liability and Equity Most Recent Quarter	136
43	Income and Expense Comparison Trailing Four Quarters	137
44	Income and Expense Comparison as a Percent of Average Assets - Trailing Four Quarters	138
45	Yields, Costs and Earnings Ratios Trailing Four Quarters	139
46	Reserves and Supplemental Data	140
47	Comparable Group Market, Pricings and Financial Ratios - Stock Prices as of August 15, 2014	141
48	Valuation Analysis and Conclusions	142

49	Pro Forma Effects of Conversion Proceeds - Minimum	143
50	Pro Forma Effects of Conversion Proceeds - Midpoint	144
51	Pro Forma Effects of Conversion Proceeds - Maximum	145
52	Pro Forma Effects of Conversion Proceeds - Maximum, as Adjusted	146
53	Summary of Valuation Premium or Discount	147

ALPHABETICAL EXHIBITS		PAGE

A	Background and Qualifications	148
B	RB 20 Certification	152
C	Affidavit of Independence	153

INTRODUCTION

Keller & Company, Inc. is an independent appraisal firm for financial institutions and has prepared this Conversion Valuation Appraisal Report (“Report”) to provide the pro forma market value of the to-be-issued common stock of the new Ben Franklin Financial, Inc. (the “Corporation”), a Maryland corporation, in connection with the conversion of Ben Franklin Financial, MHC from the mutual to the stock form of organization. The shares of common stock to be issued represent the majority interest in the original Ben Franklin Financial, Inc., which was formed in October 2006, as a mid-tier holding company, owned by Ben Franklin Financial, MHC. Ben Franklin Bank (“Ben Franklin Bank” or the “Bank”) is a subsidiary of Ben Franklin Financial, Inc. Under the Plan of Conversion, Ben Franklin Financial, MHC will cease to exist, with Ben Franklin Bank becoming a wholly owned subsidiary of the Corporation. The existing shares of stock in Ben Franklin Financial, Inc. will be exchanged for new shares of stock in the Corporation based on their current appraised value as determined in this Report.

The Application is being filed with the Office of the Comptroller of the Currency (“OCC”), the Board of Governors of the Federal Reserve System (“FRB”) and the Securities and Exchange Commission (“SEC”). In accordance with the conversion, there will be an issuance of 56.0 percent of the Corporation’s stock, representing the ownership of Ben Franklin Financial, MHC, in the Corporation, along with the balance of cash held by Ben Franklin Financial, MHC of $51,531, resulting in a cumulative 56.07 percent public offering based on the midpoint valuation. Such Application for Conversion has been reviewed by us, including the Prospectus and related documents, and discussed with the Bank’s management and the Bank’s conversion counsel, Luse Gorman Pomerenk & Schick, PC, Washington, D.C.

This conversion appraisal was prepared based on the guidelines used by the OCC entitled “Guidelines for Appraisal Reports for the Valuation of Savings Institutions Converting from the Mutual to Stock Form of Organization,” in accordance with the OCC application requirements and the Revised Guidelines for Appraisal Reports and represents a full appraisal report. The Report provides detailed exhibits based on the Revised Guidelines and a discussion on each of

Introduction (cont.)

the fourteen factors that need to be considered. Our valuation will be updated in accordance with the Revised Guidelines and will consider any changes in market conditions for thrift institutions.

We define the pro forma market value as the price at which the stock of the Corporation after conversion would change hands between a typical willing buyer and a typical willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, and with both parties having reasonable knowledge of relevant facts in an arm’s-length transaction. The appraisal assumes the Bank is a going concern and that the shares issued by the Corporation in the conversion are sold in noncontrol blocks.

As part of our appraisal procedure, we have reviewed the audited financial statements for the five fiscal years ended December 31, 2009 through 2013, and unaudited financials for the six months ended June 30, 2013 and 2014, and discussed them with Ben Franklin Bank’s management and with Ben Franklin Bank’s independent auditors, Crowe Horwath LLP, Oak Brook, Illinois. We have also discussed and reviewed with management other financial matters and have reviewed internal projections. We have reviewed the Corporation’s preliminary Form SB-2 and the Bank’s preliminary Form AC and discussed them with management and with the Bank’s conversion counsel.

To gain insight into the Bank’s local market condition, we have visited Ben Franklin Bank’s market area of Arlington Heights and Rolling Meadows, Illinois. We have studied the economic and demographic characteristics of the primary market area, and analyzed the Bank’s primary market area relative to Illinois and the United States. We have also examined the competitive market within which Ben Franklin Bank operates, giving consideration to the area’s numerous financial institution offices, mortgage banking offices, and credit union offices and other key market area characteristics, both positive and negative.

We have given consideration to the market conditions for securities in general and for publicly traded thrift stocks in particular. We have examined the performance of selected

Introduction (cont.)

publicly traded thrift institutions and compared the performance of Ben Franklin Bank to those selected institutions.

Our valuation is not intended to represent and must not be interpreted to be a recommendation of any kind as to the desirability of purchasing the to-be-outstanding shares of common stock of the Corporation. Giving consideration to the fact that this appraisal is based on numerous factors that can change over time, we can provide no assurance that any person who purchases the stock of the Corporation in the second stage stock offering will subsequently be able to sell such shares at prices similar to the pro forma market value of the Corporation as determined in this conversion appraisal.

I.	DESCRIPTION OF BEN FRANKLIN BANK

GENERAL

Ben Franklin Bank of Illinois (“Ben Franklin Bank”) was organized in 1893 as a state-chartered building and loan association. The Bank converted to a federal savings and loan association in 1934 and later converted to a federal savings bank. In October 2006, the Bank formed its mutual holding company, Ben Franklin Financial, MHC, and its mid-tier holding company, Ben Franklin Financial, Inc., becoming the subsidiary of the Corporation and completing a minority stock offering. The Bancorp plans to complete a stock offering equal to all the shares owned by Ben Franklin Financial, MHC and resulting in its elimination.

Ben Franklin Bank conducts its business from its main office and one branch, with its main office located in Arlington Heights, Illinois, and it branch located in Rolling Meadows, Illinois. The Bank’s primary retail market area is focused on Arlington Heights and Rolling Meadows, while the Bank’s lending market extends into the surrounding Cook and Lake Counties. Both offices are located in Cook County.

Ben Franklin Bank’s deposits are insured up to applicable limits by the Federal Deposit Insurance Corporation (“FDIC”) in the Bank Insurance Fund (“BIF”). The Bank is also subject to certain reserve requirements of the FRB. Ben Franklin Bank is a member of the Federal Home Loan Bank (the “FHLB”) of Chicago and is regulated by the OCC. As of June 30, 2014, Ben Franklin Bank had assets of $92,095,000, deposits of $81,9774,000 and equity of $9,100,000.

Ben Franklin Bank operates under a Consent Order (“Order”) with the OCC, which was entered into on December 19, 2012. Such Order requires the Bank to take specific actions to correct certain weaknesses.

Ben Franklin Bank has been principally engaged in the business of serving the financial needs of the public in its local communities and throughout its primary market area as a

General (cont.)

community-oriented institution. Ben Franklin Bank has been involved in the origination of one- to four-family mortgage loans, which represented 81.1 percent of its loan originations during the fiscal year ended December 31, 2013. One- to four-family mortgage loan originations represented 100.0 percent of loan originations during the six months ended June 30, 2014. At June 30, 2014, 49.0 percent of the Bank’s gross loans consisted of residential real estate loans on one- to four-family dwellings, excluding home equity loans, compared to a smaller 39.7 percent at December 31, 2012 with the primary sources of funds being retail deposits from residents in its local communities. The Bank is also an originator of multi-family and commercial real estate loans, construction and land loans, commercial business loans, consumer and automobile loans, and home equity loans. Consumer loans include loans on deposit accounts and other secured and unsecured personal loans.

The Bank had cash and investments of $25.2 million, or 27.4 percent of its assets, excluding FHLB stock which totaled $921,000 or 1.0 percent of assets at June 30, 2014. The Bank had $847,000 of its investments in mortgage-backed and related securities representing 0.9 percent of assets. Deposits, principal payments, and equity have been the primary sources of funds for the Bank’s lending and investment activities.

The total amount of stock to be sold in the second stage stock offering will be $4.2 million or 423,329 shares at $10 per share based on the midpoint of the appraised value of $7.55 million and representing 56.07 percent of the total appraised value. The net conversion proceeds will be $3.1 million, reflecting conversion expenses of approximately $1,109,500. The actual cash proceeds to the Bank of $1.6 million will represent 50.0 percent of the net conversion proceeds. The ESOP will represent 7.00 percent of the public shares sold or 29,633 shares at $10 per share, representing $296,330. The Bank’s net proceeds will be used to fund new loans and to invest in securities following their initial deployment to short term investments. The Bank may also use the proceeds to expand services, expand operations, diversify into other businesses, or for any other purposes authorized by law. The Corporation will use its proceeds to fund the

General (cont.)

ESOP, to purchase short-and intermediate-term government or federal agency securities or to invest in short-term deposits.

The Bank has experienced a moderate deposit decrease over the past four fiscal years with deposits decreasing 16.8 percent from December 31, 2009, to December 31, 2013, or an average of 4.2 percent per year. From December 31, 2013, to June 30, 2014, deposits then decreased by 4.39 percent or 8.79 percent on an annualized basis, compared to a decrease of 4.1 percent in fiscal 2013.

The Bank has focused on improving its asset quality position, on monitoring its net interest margin and earnings and on maintaining a reasonable equity to assets ratio during the past four years. Equity to assets decreased from 11.55 percent of assets at December 31, 2009, to 9.98 percent at December 31, 2013, due to the Bank’s negative earnings, impacted by higher provision for loan losses and then decreased slightly to 9.88 percent at June 30, 2014.

The primary lending strategy of Ben Franklin Bank has been to focus on the origination of adjustable-rate and fixed-rate one-to four-family mortgage loans, the origination of commercial real estate loans, multi-family loans, and home equity loans with less emphasis on the origination of land and construction loans, automobile loans, commercial business loans and other consumer loans.

The Bank’s share of one- to four-family mortgage loans has increased moderately from 39.7 percent of gross loans at December 31, 2012, to 49.0 percent as of June 30, 2014. Multi-family loans increased from 16.0 percent of loans to 16.3 percent from December 31, 2012, to June 30, 2014, and commercial real estate loans decreased from 16.3 percent at December 31, 2012, to 14.8 percent at June 30, 2014. All types of real estate loans, excluding home equity loans, as a group increased modestly from 72.9 percent of gross loans at December 31, 2012, to 80.6 percent at June 30, 2014. The increase in real estate loans was offset by the Bank’s decrease in commercial, consumer and other loans and home equity loans. The Bank’s share of home

General (cont.)

equity loans witnessed a decrease in their share of loans from 16.5 percent at December 31, 2012, to 14.8 percent at June 30, 2014, and the Bank’s share of commercial business loans decreased from 6.7 percent to 1.7 percent, during the same time period.

Management’s internal strategy has also included continued emphasis on maintaining an adequate and appropriate level of allowance for loan losses relative to loans and nonperforming assets in recognition of the more stringent requirements within the industry to establish and maintain a higher level of general valuation allowances and also in recognition of the Bank’s higher level of nonperforming assets. At December 31, 2012, Ben Franklin Bank had $2,095,000 in its loan loss allowance or 2.51 percent of gross loans, and 205.0 percent of nonperforming loans with the loan loss allowance decreasing to $1,294,000 and representing a lower 1.98 percent of gross loans and a lower 92.9 percent of nonperforming loans at June 30, 2014.

The basis of earnings for the Bank has been interest income from loans and investments with the net interest margin being the key determinant of net earnings with a continued emphasis on strengthening noninterest income and controlling noninterest expenses. With a primary dependence on net interest margin for earnings, current management will focus on striving to strengthen the Bank’s net interest margin without undertaking excessive credit risk combined with controlling the Bank’s interest risk position and continue to decrease real estate owned expenses and total noninterest expenses.

PERFORMANCE OVERVIEW

The financial position of Ben Franklin Bank at fiscal year end December 31, 2009, through December 31, 2013, and at June 30, 2014, is shown in Exhibits 1 and 2, and the earnings performance of Ben Franklin Bank for the twelve months ended June 30, 2014, and for the fiscal years 2009 through 2013, is shown in Exhibits 3 and 4. Exhibit 5 provides selected financial data at December 31, 2011 through 2013, and at June 30, 2014. Ben Franklin Bank has focused on reducing its loan portfolio and deposits, increasing its cash and investment securities, and decreasing its asset base from 2009 through 2013. The most recent trend for the Bank from December 31, 2013, through June 30, 2014, was a modest decrease in assets, an increase in investments, a modest decrease in loans and a modest decrease in deposits.

With regard to the Bank’s historical financial condition, Ben Franklin Bank has experienced a moderate decrease in assets from December 31, 2009, through December 31, 2013, with a lesser decrease in deposits and a moderate decrease in the dollar level of equity over the past four years.

The Bank witnessed a decrease in assets of $23.3 million or 19.5 percent for the period of December 31, 2009, to December 31, 2013, representing an average annual decrease of 4.9 percent. For the six months ended June 30, 2014, assets decreased $4.3 million or 4.4 percent, or 8.8 percent, annualized. Over the past four fiscal periods, the Bank experienced its largest dollar decrease in assets of $10.1 million in fiscal year 2011, due primarily to a $10.1 million decrease in loans, with a similar $9.8 million decrease in deposits. The Bank had no increases in assets from 2009 to 2013. During the Bank’s most recent fiscal year of 2013, assets decreased $4.4 million or 4.2 percent.

Ben Franklin Bank’s net loan portfolio, which includes mortgage loans and nonmortgage loans, decreased from $104.6 million at December 31, 2009, to $70.6 million at December 31, 2013, and represented a total decrease of $34.0 million, or 32.5 percent. The average annual decrease during that period was 8.1 percent. For the six months ended June 30, 2014, net loans decreased $6.5 million or 9.2 percent to $64.0 million.

Performance Overview (cont.)

Ben Franklin Bank has obtained funds through deposits, with no FHLB advances at June 30, 2014. The Bank has not had FHLB advances since 2009. The Bank’s competitive rates for deposits in its local market in conjunction with its focus on service have been the sources for competing for retail deposits. Deposits decreased $17.4 million or 16.8 percent from fiscal 2009 to 2013, representing an average annual rate of decrease of 4.2 percent, decreasing to $85.7 million at December 31, 2013. For the six months ended June 30, 2014, deposits decreased by $3.8 million or 4.4 percent. The Bank’s largest fiscal year deposit decrease was in 2011, when deposits decreased $9.8 million or a moderate 9.6 percent.

The Bank witnessed a decrease in its dollar equity level from 2009 to 2013, with decreases occurring each year. Equity also decreased in the six months ended June 30, 2014. At December 31, 2009, the Bank had equity of $13.8 million, representing an 11.55 percent equity to assets ratio and decreased to $9.6 million at December 31, 2013, representing a lower 9.98 percent equity to assets ratio. At June 30, 2014, equity was a lesser $9.1 million and a slightly lower 9.88 percent of assets.

The overall decrease in the equity to assets ratio from December 31, 2009, to December 31, 2013, was the result of the Bank’s negative earnings in 2009, 2010, 2012 and 2013. The dollar level of equity decreased 30.5 percent from December 31, 2009, to December 31, 2013, representing an average annual decrease of 7.6 percent, and then decreased 5.4 percent from December 31, 2013, through June 30, 2014.

INCOME AND EXPENSE

Exhibit 6 presents selected operating data for Ben Franklin Bank. This table provides key income and expense figures in dollars for the fiscal years of 2009 through 2013, and for the six months ended June 30, 2013 and 2014.

Ben Franklin Bank witnessed a moderate decrease in its dollar level of interest income from fiscal 2011 to fiscal 2013. Interest income was $4.8 million in 2011 and a lower $3.9 million in 2013. Interest income then decreased modestly in the six months ended June 30, 2014, to $1.7 million or $3.4 million, annualized, compared to $3.9 million in 2013.

The Bank’s interest expense also experienced a decrease from fiscal year 2011 to 2013. Interest expense decreased from $954,000 in 2011 to $559,000 in 2013, representing a decrease of $395,000 or 41.4 percent. Interest income decreased a larger $902,000. Such decrease in interest income from 2011 through 2013, notwithstanding the smaller decrease in interest expense, resulted in a dollar decrease in annual net interest income and a modest decrease in net interest margin. Interest expense then decreased in the six months ended June 30, 2014, to $231,000 or $462,000, annualized, compared to $559,000 in interest expense in fiscal 2013.

The Bank has made provisions for loan losses in each of the past five fiscal years of 2009 through 2013 but made no provisions in the six months ended June 30, 2014. The amounts of those provisions were determined in recognition of the Bank’s balance of loans, level of nonperforming assets, charge-offs and level of repossessed assets. The loan loss provisions were $1,309,000 in 2009, $1,397,000 in 2010, $815,000 in 2011, $903,000 in 2012 and $565,000 in 2013, with no provisions in the six months ended June 30, 2014. The impact of these loan loss provisions has been to provide Ben Franklin Bank with a general valuation allowance of $1,294,000 at June 30, 2014, or 1.98 percent of gross loans and 92.9 percent of nonperforming loans.

Income and Expense (cont.)

Total other income or noninterest income indicated an increase from 2011 to 2013. Noninterest income was $87,000 or 0.08 percent of assets in 2011 and a higher $204,000 in fiscal year 2013 or 0.21 percent of assets, including $75,000 in gains on the sale of real estate owned. In the six months ended June 30, 2014, noninterest income was $75,000, representing 0.08 percent of assets on an annualized basis. Noninterest income consists primarily of service charges, gains on the sale of real estate owned, and other income.

The Bank’s general and administrative expenses or noninterest expenses decreased from $3,815,000 for the fiscal year of 2009 to $3,757,000 for the fiscal year ended December 31, 2013, representing an average annual decrease of 0.8 percent and then increased to $4,882,000 for the six months ended June 30, 2014, on an annualized basis, representing an increase of 29.9 percent. On a percent of average assets basis, operating expenses increased from 3.48 percent of average assets for the fiscal year ended December 31, 2011, to 3.80 percent for the fiscal year ended December 31, 2013, and then increased to 4.32 percent for the six months ended June 30, 2014, annualized.

The net earnings position of Ben Franklin Bank has indicated noticeable volatility from 2011 through 2013 and in the six months ended June 30, 2014. The annual net income figures for the fiscal years of 2011, 2012 and 2013 were $(703,000), $(2,120,000) and $(827,000), respectively, representing returns on average assets of (0.64) percent, (2.07) percent and (0.84) percent for fiscal years 2011, 2012 and 2013, respectively. For the six months ended June 30, 2014, earnings were $(523,000), representing a return on average assets of (0.55) percent or (1.10) percent annualized.

Exhibit 7 provides the Bank’s normalized earnings or core earnings for the twelve months ended June 30, 2014. The Bank’s normalized earnings eliminate any nonrecurring income and expense items. There were no income or expense adjustments, resulting in core income being equal to net income.

Income and Expense (cont.)

The key performance indicators comprised of selected performance ratios, asset quality ratios and capital ratios are shown in Exhibit 8 to reflect the results of performance. The Bank’s return on assets changed from (0.64) percent in 2011 to (2.07) percent in fiscal year 2012, and then changed to (0.84) percent in 2013, with the overall lower earnings from 2011 to 2013 due to the Bank’s higher provision for loan losses. The Bank’s return on assets was (1.10) percent, annualized, in the six months ended June 30, 2014.

The Bank’s net interest rate spread increased from 3.60 percent in 2011 to 3.77 percent in 2012, then decreased to 3.41 percent in 2013 and then decreased to 3.10 percent for the six months ended June 30, 2014. The Bank’s net interest margin indicated a similar trend, increasing from 3.70 percent in 2011 to 3.86 percent in 2012, then decreased to 3.49 percent in 2013 and then decreased to 3.16 percent for the six months ended June 30, 2014. Ben Franklin Bank’s net interest rate spread decreased 21 basis points from 2011 to 2013, and then decreased 31 basis points in the six months ended June 30, 2014. The Bank’s net interest margin followed a similar trend, decreasing 21 basis points from 2011 to 2013 and then decreasing 33 basis point for the six months ended June 30, 2014.

The Bank’s negative return on average equity increased from 2011 to 2013. The negative return on average equity increased from (5.32) percent in 2011, to (7.87) percent in 2013, and then increased to (10.94) percent for the six months ended June 30, 2014.

Ben Franklin Bank’s ratio of interest-earning assets to interest-bearing liabilities increased slightly from 111.01 percent at December 31, 2011, to 111.57 percent at December 31, 2012, and then increased to 112.07 percent at December 31, 2013, and then increased to 112.48 percent at June 30, 2014. The Bank’s slight increase in its ratio of interest-earning assets to interest-bearing liabilities is primarily the result of the Bank’s larger decrease in its interest-bearing liabilities.

The Bank’s ratio of noninterest expenses to average assets increased from 3.48 percent in fiscal year 2011 to 3.95 percent in fiscal year 2012, decreased to 3.80 percent in fiscal year

Income and Expense (cont.)

2013 and then increased to 4.32 percent, based on the six months ended June 30, 2014, annualized. Another key noninterest expense ratio reflecting efficiency of operation is the ratio of noninterest expenses to noninterest income plus net interest income referred to as the “efficiency ratio.” The industry norm is 59.4 percent for all thrifts and 83.0 percent for thrifts with assets of less than $100.0 million to $1.0 billion, with the lower the ratio indicating higher efficiency. The Bank has been characterized with a moderately lower level of efficiency historically reflected in its higher efficiency ratio, which increased from 94.52 percent in 2011 to 103.32 percent in 2012, then increased to 108.84 percent in 2013 and then increased to 134.21 percent in the six months ended June 30, 2014, due to a rise in noninterest expenses.

Earnings performance can be affected by an institution’s asset quality position. The ratio of nonperforming loans to total assets is a key indicator of asset quality. Ben Franklin Bank witnessed an increase in its nonperforming loans ratio from 2011 to 2013, which then decreased in the six months ended June 30, 2014, and the ratio is currently higher than the industry norm. Nonperforming loans, by definition, consist of loans delinquent 90 days or more, troubled debt restructurings that have not been performing for at least three months, and nonaccruing loans. Ben Franklin Bank’s nonperforming loans consisted of nonaccrual loans and troubled debt restructurings that have not been performing, with no loans 90 days or more past due. The ratio of nonperforming loans to total loans was 2.13 percent at June 30, 2014, decreasing from 3.21 percent at December 31, 2013, and similar to its 2.08 percent at December 31, 2011.

Two other indicators of asset quality are the Bank’s ratios of allowance for loan losses to total loans and also to nonperforming assets. The Bank’s allowance for loan losses was 1.33 percent of loans at December 31, 2011, and increased to 1.81 percent at December 31, 2013, then increased further to 1.98 percent of loans at June 30, 2014. As a percentage of nonperforming loans, Ben Franklin Bank’s allowance for loan losses to nonperforming loans was 64.09 percent at December 31, 2011, and a lower 56.41 percent at December 31, 2013, and increased to 92.89 percent at June 30, 2014.

Income and Expense (cont.)

Exhibit 9 provides the changes in net interest income due to rate and volume changes for the fiscal year of 2013 and for the six months ended June 30, 2014. For the year ended December 31, 2013, net interest income decreased $423,000, due to a decrease in interest income of $567,000, reduced by a $144,000 decrease in interest expense. The decrease in interest income was due to a decrease due to rate of $117,000, accented by a decrease due to volume of $450,000. The decrease in interest expense was due to a $108,000 decrease due to rate, accented by a $36,000 decrease, due to volume.

For the six months ended June 30, 2014, net interest income decreased $308,000, due to a decrease in interest income of $370,000, reduced by a $62,000 decrease in interest expense. The decrease in interest income was due to a decrease due to volume of $240,000, accented by a decrease due to rate of $130,000. The decrease in interest expense was due to a $36,000 decrease due to rate, accented by a $26,000 decrease due to volume.

YIELDS AND COSTS

The overview of yield and cost trends for the years ended December 31, 2012 and 2013, and for the six months ended June 30, 2013 and 2014, and at June 30, 2014, can be seen in Exhibit 10, which offers a summary of key yields on interest-earning assets and costs of interest-bearing liabilities.

Ben Franklin Bank’s weighted average yield on its loan portfolio decreased 17 basis points from fiscal year 2012 to 2013, from 5.24 percent to 5.07 percent and then decreased 22 basis points to 4.85 percent for the six months ended June 30, 2014. The Bank’s weighted average yield on its loan portfolio then decreased 7 basis point to 4.78 percent at June 30, 2014. The yield on investment securities decreased 24 basis points from 1.89 percent in 2012 to 1.65 percent in fiscal year 2013, and then decreased 10 basis points to 1.55 percent for the six months ended June 30, 2014. The yield on other interest-earning assets, which includes Federal Home Loan Bank stock, increased 7 basis points from fiscal year 2012 to 2013, from 0.09 percent to 0.16 percent, and then remained at 0.16 percent for the six months ended June 30, 2014. The combined weighted average yield on all interest-earning assets decreased 50 basis points to 4.07 percent from fiscal year 2012 to 2013 and then decreased 40 basis points to 3.67 percent for the six months ended June 30, 2014, and then decreased 8 basis point to 3.59 percent at June 30, 2014.

Ben Franklin Bank’s weighted average cost of interest-bearing liabilities decreased 15 basis points to 0.66 percent from fiscal year 2012 to 2013, which was less than the Bank’s 50 basis point decrease in yield, resulting in a decrease in the Bank’s net interest rate spread of 35 basis points from 3.76 percent to 3.41 percent from 2012 to 2013. Then the Bank’s interest rate spread decreased 31 basis points to 3.10 percent for the six months ended June 30, 2014, and decreased 6 basis points to 3.04 percent at June 30, 2014. The Bank’s net interest margin decreased from 3.85 percent in fiscal year 2012 to 3.49 percent in fiscal year 2013, representing a decrease of 36 basis points, and then decreased 34 basis points to 3.15 percent for the six months ended June 30, 2014.

Yields and Costs (cont.)

The Bank’s ratio of average interest-earning assets to interest-bearing liabilities increased from 111.57 percent for the year ended December 31, 2011, to 112.48 percent for the six months ended June 30, 2014, and to 113.00 percent at June 30, 2014.

INTEREST RATE SENSITIVITY

Ben Franklin Bank has monitored its interest rate sensitivity position and focused on maintaining a reasonable level of interest rate risk exposure by maintaining a moderate share of adjustable-rate residential mortgage loans and adjustable-rate home equity loans, to offset its moderate share of fixed-rate residential mortgage loans. Ben Franklin Bank recognizes the thrift industry’s historically higher interest rate risk exposure, which caused a negative impact on earnings and economic value of equity in the past as a result of significant fluctuations in interest rates, specifically rising rates in the past. Such exposure was due to the disparate rate of maturity and/or repricing of assets relative to liabilities commonly referred to as an institution’s “gap.” The larger an institution’s gap, the greater the risk (interest rate risk) of earnings loss due to a decrease in net interest margin and a decrease in economic value of equity or portfolio loss. In response to the potential impact of interest rate volatility and negative earnings impact, many institutions have taken steps to reduce their gap position. This frequently results in a decline in the institution’s net interest margin and overall earnings performance. Ben Franklin Bank has responded to the interest rate sensitivity issue by increasing its share of adjustable-rate home equity loans and reducing its fixed-rate one- to four-family loans, multi-family loans and commercial real estate loans.

The Bank’s key measure of its interest rate risk is through the use of its economic value of equity (“EVE”) of the expected cash flows from interest-earning assets and interest-bearing liabilities and any off-balance sheets contracts. The EVE for the Bank is calculated on a quarterly basis by an outside firm, showing the Bank’s EVE to asset ratio, the dollar change in EVE, and the change in the EVE ratio for the Bank under rising and falling interest rates. Such changes in EVE ratio under changing rates are reflective of the Bank’s interest rate risk exposure. The Bank also measures its interest rate risk through the use of the change in its net interest income under rising and falling interest rates.

There are numerous factors which have a measurable influence on interest rate sensitivity in addition to changing interest rates. Such key factors to consider when analyzing interest rate

Interest Rate Sensitivity (cont.)

sensitivity include the loan payoff schedule, accelerated principal payments, deposit maturities, interest rate caps on adjustable-rate mortgage loans and deposit withdrawals.

Exhibit 11 provides the Bank’s EVE levels and ratios as of June 30, 2014, based on the most recent calculations and reflects the changes in the Bank’s EVE levels under rising and declining interest rates.

The Bank’s change in its EVE level at June 30, 2014, based on a rise in interest rates of 100 basis points was a 3.00 percent increase, representing a dollar increase in equity value of $381,000. In contrast, based on a decline in interest rates of 100 basis points, the Bank’s EVE level was estimated to decrease (7.0) percent or $(888,000) at June 30, 2014. The Bank’s exposure increases to a 6.00 percent increase under a 200 basis point rise in rates, representing a dollar increase in equity of $687,000. The Bank’s exposure is not measurable based on a 200 basis point decrease in interest rates, due to the currently low level of interest rates.

The Bank’s post shock EVE ratio based on a 200 basis point rise in interest rates is 14.77 percent and indicates a 131 basis point increase from its 13.46 percent based on no change in interest rates.

The Bank is aware of its interest rate risk exposure under rapidly rising rates and falling rates. Due to Ben Franklin Bank’s recognition of the need to control its interest rates exposure, the Bank has recognized the importance of maintaining its share of adjustable-rate mortgage loans. The Bank plans to increase its lending activity in the future. The Bank will also continue to focus on strengthening its EVE ratio, recognizing the planned second stage stock offering will strengthen the Bank’s EVE ratio, based on any change in interest rates.

LENDING ACTIVITIES

Ben Franklin Bank has focused its lending activity on the origination of conventional mortgage loans secured by one- to four-family dwellings, commercial real estate loans, multi-family loans, land loans, home equity loans, commercial business loans, automobile loans and other consumer loans. Exhibit 12 provides a summary of Ben Franklin Bank’s loan portfolio by loan type at December 31, 2012 and 2013, and at June 30, 2014.

The primary loan type for Ben Franklin Bank has been residential loans secured by one- to four-family dwellings, representing a moderate 49.0 percent of the Bank’s gross loans as of June 30, 2014. This share of loans has seen a moderate increase from 39.7 percent at December 31, 2012. The second largest real estate loan type as of June 30 2014, was multi-family loans, which comprised a moderate 16.3 percent of gross loans, compared to 16.0 percent as of December 31, 2012, and represented the fourth largest real estate loan category in 2012. The third largest real estate loan category at June 30, 2014, was multi-family loans, which represented 14.8 percent of loans compared to a larger 16.3 percent at December 31, 2012. The fourth largest real estate loan category at June 30, 2014, was home equity loans, which represented 14.8 percent of loans compared to a larger 16.5 percent at December 31, 2012, and represented the second largest real estate loan category in 2012. These four real estate loan categories represented a strong 94.9 percent of gross loans at June 30, 2014, compared to a smaller 88.5 percent of gross loans at December 31, 2012. Land loans totaled $326,000, representing 0.50 percent of loans at June 30, 2014, and a similar $381,000 representing 0.46 percent of loans at December 31, 2012.

Commercial business loans represent a modest size loan category for Ben Franklin Bank. Commercial business loans totaled $1.1 million and represented 1.7 percent of gross loans at June 30, 2014, compared to a larger $5.6 million or 6.7 percent of gross loans at December 31, 2012.

Lending Activities (cont.)

The combined automobile and consumer loan category was the final loan category at June 30, 2014, and represented a modest 2.9 percent of gross loans compared to 3.9 percent at December 31, 2012. Automobile and consumer loans were the fifth largest overall loan type at June 30, 2014, and were the sixth largest loan category at December 31, 2012. The Bank’s consumer loans include savings account loans, and secured and unsecured personal loans. The overall mix of loans has witnessed moderate changes from December 31, 2012, to June 30, 2014, with the Bank having increased its shares of one- to four-family loans and multi-family loans to offset its moderate decreases in multi-family loans and commercial real estate loans.

The emphasis of Ben Franklin Bank’s lending activity is the origination of conventional mortgage loans secured by one- to four-family residences. Such residences are located primarily in Cook and Lake Counties. At June 30, 2014, 49.0 percent of Ben Franklin Bank’s gross loans consisted of loans secured by one- to four-family residential properties.

The Bank offers several types of adjustable-rate mortgage loans, (“ARMs”) with adjustment periods of three years, five years and seven years. The interest rates on ARMs are generally indexed to the average yield on one-year U.S. Treasury securities. ARMs have a maximum rate adjustment of 2.0 percent at each adjustment period, and 5.0 percent to 6.0 percent for the life of the loan. Rate adjustments are computed by adding a stated margin to the index, the U.S. Treasury securities. The Bank retains all ARMs which it originates. The majority of ARMs have terms of up to 30 years, the maximum term offered, with some having terms of 15 and 20 years.

The Bank’s one- to four-family mortgage loans remain outstanding for shorter periods than their contractual terms, because borrowers have the right to refinance or prepay. These mortgage loans contain “due on sale” clauses which permit the Bank to accelerate the indebtedness of the loan upon transfer of ownership of the mortgage property.

Lending Activities (cont.)

The Bank’s other key mortgage loan product is a fixed-rate mortgage loan with Ben Franklin Bank’s fixed-rate mortgage loans having terms of 15 years, 20 years and 30 years. These loans are retained by Ben Franklin Bank. Fixed-rate mortgage loans have a maximum term of 30 years. The Bank’s adjustable-rate and fixed-rate mortgage loans normally conform to FHLMC underwriting standards.

The Bank also offers bi-weekly fixed-rate mortgage loans which requires 26 payments per year or the equivalent of 13 monthly payments. Such loan product results in a more rapid amortization of the loan and is a unique loan product in the Bank’s market area.

The normal loan-to-value ratio for conventional mortgage loans to purchase or refinance one-to four-family dwellings generally does not exceed 80 percent at Ben Franklin Bank, even though the Bank is permitted to make loans up to a 95.0 percent loan-to-value ratio. While the Bank does make loans up to 95.0 percent of loan-to-value, the Bank requires private mortgage insurance for the amount in excess of the 80.0 percent loan-to-value ratio for fixed-rate loans and adjustable-rate loans. Mortgage loans originated by the Bank include due-on-sale clauses enabling the Bank to adjust rates on fixed-rate loans in the event the borrower transfers ownership. The Bank also requires an escrow account for insurance and taxes on loans with a loan-to-value ratio in excess of 80.0 percent.

Ben Franklin Bank has also been an originator of fixed-rate commercial real estate loans and multi-family loans in the past and will continue to make multi-family and commercial real estate loans. The Bank had a total of $9.7 million in commercial real estate and $10.6 million in multi-family loans at June 30, 2014, or a combined 31.1 percent of gross loans, compared to a larger $13.6 million and $13.3 million respectively or 32.3 percent of gross loans at December 31, 2012.

The major portion of commercial real estate are secured by warehouses, small retail establishments, office buildings and other owner-occupied properties used for business. Multi-

Lending Activities (cont.)

family loans are secured by apartment buildings in the Bank’s local market. Multi-family and commercial real estate loans have terms of five years with a balloon payment and an amortization period of 25 years. The maximum loan-to-value ratio is normally 80.0 percent.

The Bank is an originator of commercial business loans, which totaled $1.1 million at June 30, 2014, and represented 1.7 percent of gross loans. Commercial business loans include secured and unsecured loans to professionals, small businesses and sole proprietorships. Commercial business loans have terms of five years or less and a loan-to-value ratio of the collateral of up to 70 percent.

The Bank also originates home equity loans. The Bank had $9.6 million or 14.8 percent of gross loans in home equity loans at June 30, 2014. Home equity loans normally have a term of seven years with an adjustable interest rate for the term of the loan and a loan-to-value ratio of no more than 80.0 percent, including the first mortgage loan. The Bank’s home equity lines of credit provide for interest only payments during the term of the loan with the principal amount due at the end of the loan term.

Ben Franklin Bank is also an originator of automobile loans and consumer loans, with these loans totaling only $1.9 million at June 30, 2014, and representing 2.9 percent of gross loans. Consumer loans primarily include share loans and secured and unsecured personal loans.

Exhibit 13 provides a loan maturity schedule and breakdown and summary of Ben Franklin Bank’s fixed- and adjustable-rate loans, indicating a majority of fixed-rate loans. At December 31, 2013, 36.2 percent of the Bank’s loans due after December 31, 2014, were adjustable-rate and 63.8 percent were fixed-rate. At December 31, 2013, the Bank had a moderate 17.2 percent of its loans due on or before December 31, 2014, or in one year or less,

Lending Activities (cont.)

with 53.3 percent due by December 31, 2018, or in one to five years. The Bank had an additional 6.5 percent of its loans with a maturity of more than 15 years.

As indicated in Exhibit 14, Ben Franklin Bank experienced a modest decrease in its total loan originations from fiscal year 2012 to 2013, which further decreased based on the six months ended June 30, 2014, annualized. Total loan originations in fiscal year 2012 were $8.6 million compared to a smaller $7.0 million in fiscal year 2013, reflective of a lower level of multi-family loans originated, decreasing from $1.3 million to $256,000. The decrease in multi-family loan originations from 2012 to 2013 of $1.0 million represented 62.5 percent of the $1.6 million aggregate decrease in total loan originations from 2012 to 2013, with one- to four-family loans increasing $685,000. Construction loans decreased $930,000, and commercial real estate loans decreased $324,000 from 2012 to 2013.

In the six months ended June 30, 2014, total loan originations were $3.56 million, indicating a decrease of $538,000 from the $4.1 million in loan originations in the six months ended June 30, 2013. One- to four-family loan originations indicated a rise in originations of $362,000 in the six months ended June 30, 2014, compared to the six months ended June 30, 2013, and commercial real estate loans decreased $900,000 during this period.

Loan purchases decreased $4.5 million from 2012 to 2013, based on total purchases of $5.1 million in 2012 and a lesser $628,000 in 2013. The Bank’s largest category of loan purchases in 2012 was automobile loans, which totaled $3.1 million, followed by commercial business loans at $1.2 million and then one- to four-family loans at $835,000. Loan purchases in 2013 included $532,000 in automobile loans and $96,000 in commercial business loans. In the six months ended June 30, 2014, loan purchases totaled only $63,000 and consisted of consumer loans.

Overall, loan originations and purchases fell short of principal payments, charge-offs, transfers to real estate owned, loan repayments and other deductions in 2012 and 2013 and in the

Lending Activities (cont.)

six months ended June 30, 2013, and June 30, 2014. In fiscal 2012, loan originations and purchases fell short of reductions by $2.9 million and fell short of reductions by $10.9 million in 2013, then fell short of reductions by $6.4 million in the six months ended June 30, 2013, and fell short of reductions by $6.5 million in the six months ended June 30, 2014.

NONPERFORMING ASSETS

Ben Franklin Bank understands asset quality risk and the direct relationship of such risk to delinquent loans and nonperforming assets, including real estate owned. The quality of assets has been a key concern to financial institutions throughout many regions of the country. A number of financial institutions have been confronted with rapid increases in their levels of nonperforming assets over the past few years and have been forced to recognize significant losses, setting aside major valuation allowances and being subject to much higher provision for loan losses.

A sharp increase in nonperforming assets has often been related to specific regions of the country and has frequently been associated with higher risk loans, including commercial real estate loans, multi-family loans and nonowner-occupied one- to four-family loans. Ben Franklin Bank has been faced with a modestly higher level of nonperforming assets in 2013, with nonperforming assets decreasing modestly at June 30, 2014. The Bank has also been faced with a consistently higher share of nonperforming assets and accruing troubled debt restructurings.

Exhibit 15 provides a summary of Ben Franklin Bank’s delinquent loans at December 31, 2012 and 2013, and at June 30, 2014, indicating an overall modest increase in delinquent loans from December 31, 2012, to June 30, 2014. The Bank had $111,000 in loans delinquent 30 to 89 days at June 30, 2014. Loans delinquent 90 days or more totaled $1,393,000 at June 30, 2014, with these two categories representing 2.31 percent of gross loans with most of them one- to four-family real estate loans and multi-family loans. At December 31, 2012, delinquent loans of 30 to 89 days totaled $343,000 or 0.42 percent of gross loans and loans delinquent 90 days or more totaled $1,021,000 or 1.23 percent of gross loans for a combined total of $1,364,000 and a 1.65 percent share of gross loans, compared to a higher $1,507,000 and a higher 2.31 percent of gross loans at June 30, 2014.

It is a normal procedure for Ben Franklin Bank to contact a borrower when the borrower fails to make a loan payment. When a loan is delinquent 15 days, the Bank sends a late notice to the borrower, followed by a phone call after 20 days delinquency and then another

Nonperforming Assets (cont.)

late notice after 30 days delinquency. The Bank then initiates both written and oral communication with the borrower if the loan remains delinquent and sends an additional notice during the period of 30 to 60 days delinquent. Under certain circumstances, the Bank may arrange for an alternative payment structure through a workout agreement. A decision as to whether and when to initiate foreclosure proceeding is based on such factors as the amount of the outstanding loan, the extent of the delinquency and the borrower’s ability and willingness to cooperate in curing the delinquency. The Bank generally initiates foreclosure when a loan has been delinquent 90 days and no workout agreement has been reached.

Exhibit 16 provides a summary of Ben Franklin Bank’s nonperforming assets at December 31, 2012 and 2013, and at June 30, 2013 and 2014. Nonperforming assets, by definition, include loans 90 days or more past due, nonaccruing loans, troubled debt restructurings that have not performed, and repossessed assets. The Bank carried a higher level of nonperforming assets at December 31, 2013, relative to December 31, 2012 and June 30, 2014. Ben Franklin Bank’s level of nonperforming assets was $2,673,000 at December 31, 2012, and a higher $3,396,000 at December 31, 2013, which represented 2.65 percent of assets in 2012 and 3.52 percent in 2013. The Bank’s nonperforming assets included $805,000 in nonaccrual loans, no loans 90 days or more past due, $216,000 in nonaccruing troubled debt restructurings, and real estate owned for a total of $2,673,000 in 2012, with $1,088,000 in real estate owned, no loans 90 days or more past due, $1,305,000 in nonaccruing troubled debt restructurings, and $1,003,000 in nonaccrual loans at December 31, 2013, for a total of $3,396,000. At June 30, 2014, nonperforming assets were a moderately lower $2,358,000 or 2.56 percent of assets and included no loans 90 days or more past due, $516,000 in nonaccrual loans, $877,000 in nonaccruing troubled debt restructurings, and $965,000 in real estate owned.

Ben Franklin Bank’s levels of nonperforming assets were higher than its levels of classified assets at December 31, 2013, and at June 30, 2014. The Bank’s ratios of classified

Nonperforming Assets (cont.)

assets to assets, excluding special mention assets, were 6.47 percent of assets at December 31, 2012, 2.40 percent at December 31, 2013, and 1.63 percent at June 30, 2014 (reference Exhibit 17). The Bank’s classified assets consisted of $1,504,000 in substandard assets, no assets classified as doubtful or loss at June 30, 2014. The Bank had no assets classified as loss or doubtful at December 31, 2012, and $6,519,000 classified as substandard.

Exhibit 18 shows Ben Franklin Bank’s allowance for loan losses at December 31, 2012 and 2013, and at June 30, 2013 and 2014, indicating the activity and the resultant balances. Ben Franklin Bank has witnessed a moderate decrease in its balance of allowance for loan losses from $2,095,000 at December 31, 2012, to $1,294,000 at June 30, 2014, in response to its decrease in loans and recent decrease in nonperforming loans. The Bank had provisions for loan losses of $1,903,000 in fiscal 2012, $565,000 in 2013 and zero in the six months ended June 30, 2013, and zero in the six months ended June 30, 2014.

The Bank had total charge-offs of $996,000 in 2012 and $1,379,000 in 2013 with total recoveries of $51,000 in 2012, and $21,000 in 2013. The Bank had charge-offs in the six months ended June 30, 2014, of $209,000 and recoveries of $201,000. The Bank’s ratio of allowance for loan losses to gross loans was 2.51 percent at December 31, 2012, and a lower 1.98 percent at June 30, 2014, due to higher charge-offs in 2013. Allowance for loan losses to nonperforming loans was 205.19 percent at December 31, 2012, and a smaller 92.89 percent at June 30, 2014.

INVESTMENTS

The investment and securities portfolio, excluding interest-bearing deposits, has been comprised of U.S. government and federal agency obligations, and mortgage-backed securities. Exhibit 19 provides a summary of Ben Franklin Bank’s investment portfolio at December 31, 2012 and 2013, and at June 30, 2014, excluding FHLB stock. The exhibit also includes the Bank’s mortgage-backed securities at December 31, 2012 and 2013, and at June 30, 2014. Investment securities totaled $4.8 million at June 30, 2014, based on fair value, compared to $3.2 million at December 31, 2012. The Bank had $2.0 million in U.S. government and federal agency securities at December 31, 2012, and a larger $4.0 million at June 30, 2014, both of which are included in total investments.

The primary component of investment securities at June 30, 2014, was U.S. government and federal agency securities, representing 82.4 percent of total investments, excluding FHLB stock, compared to a smaller 62.5 percent at December 31, 2012. The Bank also had cash and interest-bearing deposits totaling $20.4 million at June 30, 2014, and a smaller $10.8 million at December 31, 2012. The Bank had $921,000 in FHLB stock at June 30, 2014. The weighted average yield on investment securities was 1.55 percent for the six months ended June 30, 2014, with a lower 0.16 percent yield on other interest-earning assets for the six months ended June 30, 2014.

DEPOSIT ACTIVITIES

The mix of deposits by amount at December 31, 2012 and 2013, and at June 30, 2014, is provided in Exhibit 20. There has been a modest change in total deposits and in the deposit mix during this period. Total deposits have decreased from $89.4 million at December 31, 2012, to $82.0 million at June 30, 2014, representing a decrease of $7.4 million or 8.3 percent. Certificates of deposit have decreased from $53.0 million at December 31, 2012, to $45.2 million at June 30, 2014, representing a decrease of $7.8 million or 14.7 percent, while interest and noninterest checking accounts, savings accounts, and MMDA accounts have increased $343,000 from $36.4 million at December 31, 2012, to $36.8 million at June 30, 2014 or 0.9 percent.

Exhibit 21 provides a breakdown of certificates of deposits of $100,000 or more by rate and maturity as of June 30, 2014. A moderate 23.4 percent of these certificates of deposit mature in six months or less. The next category of these certificates based on maturity was certificates maturing in one year, which represented 12.6 percent of certificates. The largest category of these certificates based on maturity was certificates with a maturity of over one year, totaling $8.7 million, representing 64.0 percent of certificates of deposit of $100,000 or more.

BORROWINGS

Ben Franklin Bank has not made use of FHLB advances in any of the years ended December 31, 2011, 2012 and 2013, or in the six months ended June 30, 2013 and 2014. The Bank had total FHLB advances of $2.0 million at December 31, 2009, and has not had year end balances since then.

SUBSIDIARIES

Ben Franklin Bank had no subsidiaries at June 30, 2014.

OFFICE PROPERTIES

Ben Franklin Bank had two offices at June 30, 2014, with its home office located in Arlington Heights and a branch in Rolling Meadows (reference Exhibit 22). Ben Franklin Bank leases both offices. At June 30, 2014, the Bank’s total investment in fixed assets, based on depreciated cost, was $602,000 or 0.65 percent of assets.

MANAGEMENT

The chairman and chief executive officer of Ben Franklin Bank is C. Steven Sjogren (reference Exhibit 23). Mr. Sjogren served as chairman, president and chief executive officer of the Bank from 2002 to 2013. At the end of 2013, Mr. Sjogren became chairman and chief executive officer of the Bank. Mr. Sjogren is also a director of the Bank, a position he has held since 2001. Mr. Sjogren has extensive banking experience, serving as president and chief executive officer of Home Banc, Rockford, Illinois, from 1981 to 1998 and regional president of First Star Bank until 2000. Mr. Steven D. Olson has been the senior vice president of Ben

Management (cont.)

Franklin Bank since 2012 and was named president of Ben Franklin Bank effective January 23, 2014. Previously, he was president and chief executive officer of Community First Bank, located in Chicago, Illinois, from 2004 to 2011 and prior to that he was executive vice president at Uptown National Bank of Chicago, also located in Chicago, Illinois. Mr. Olson is also a director of Ben Franklin Bank. Mr. Glen A. Miller has been the vice president and chief financial officer of Ben Franklin Bank since 2001. At the end of 2013, Mr. Miller was named senior vice president and chief financial officer. Previously Mr. Miller was the assistant vice president, financial reporting and analysis with Liberty Federal Bank, located in Hinsdale, Illinois from 1997 to 2001. Mr. Robin L. Jenkins is the senior vice president and chief lending officer of Ben Franklin Bank, positions he has held since 2006. Prior to joining Ben Franklin Bank, Mr. Jenkins was vice president of mortgage banking for Norstates Bank. Ms. Bernadine V. Dziedzic is currently the compliance officer and corporate secretary for Ben Franklin Bank. Ms. Dziedzic has been with Ben Franklin Bank since 1998. Ms. Dziedzic is also a director of the Bank. Ms. Angie Plesiotis is the chief operations officer and vice president of Ben Franklin Bank, positions she has held since 2000. Previously Ms. Plesiotis was assistant vice president and branch manager at St. Paul Federal Bank.

II.	DESCRIPTION OF PRIMARY MARKET AREA

Ben Franklin Bank’s market area is focused on northern Cook County, Illinois, and the Bank’s lending market extends into southern Lake County in Illinois.

Exhibit 24 shows the trends in population, households and income for the market area, Cook and Lake Counties, Illinois and the United States. The population trends indicate increases in Lake County, Illinois and the United States for the period from 2000 to 2010, with a decrease in the market area and Cook County in the same time period. Lake County’s population increased by 9.2 percent and the market area and Cook County decreased in population by 2.0 percent and 3.4 percent, respectively. Population in Illinois and the United States increased at rates of 3.3 percent and 9.7 percent, respectively. Illinois and the United States are projected to increase in population at rates of 1.7 percent and 6.2 percent, respectively, through 2019. The market area, Cook County and Lake County indicated projected increases in population of 2.1 percent, 2.2 percent and 1.5 percent, respectively, through 2019.

More important is the trend in households. Cook County experienced a 0.4 percent decrease in households from 2000 through 2010, compared to increases of 0.8 percent in households in the market area, 11.8 percent increase in households in Lake County and increases in households of 5.3 percent in Illinois and 10.7 percent in the United States. All areas are projected to increase in households from 2010 through 2019, with the market area projected to increase in households by 3.2 percent, Cook County by 3.2 percent, Lake County by 2.6 percent, Illinois by 2.4 percent and the United States by 6.6 percent, respectively.

The market area had a per capita income level of $24,177 in 2000. Cook County had a 2000 per capita income level of $23,227, lower than Lake County at $32,102, but higher than Illinois at $23,104 and the United States at $22,162. Per capita income increased from 2000 to 2010. The market area’s per capita level increased to $28,976. Cook County’s per capita income level increased to $27,839, Lake County’s per capita income increased to $37,394, Illinois’ increased to $28,424 and the United States’ increased to $26,059.

Description of Primary Market Area (cont.)

In 2000, the median household income level in the market area was $48,174. Cook County was $45,922, lower than Lake County’s level at $66,973 and Illinois at $46,590 but higher than median household income in the United States, which had a median household income level of $41,994. Median household income increased from 2000 to 2010 by 12.5 percent, 12.1 percent, 11.0 percent, 18.1 percent and 19.2 percent to $54,187, $51,466, $74,334, $55,010 and $50,046 in the market area, Cook County, Lake County, Illinois and the United States, respectively. These five areas are also projected to show increases in their median household income levels from 2010 through 2019. The market area is projected to experience an increase in its median household income level by 20.2 percent to $65,115, while Cook County is projected to experience a median household income increase of 18.6 percent to $61,064, while Lake County, Illinois and the United States are projected to increase by 27.9 percent, 16.2 percent and 19.1 percent, respectively, to $95,105, $63,920 and $59,599 median household income levels, respectively, from 2010 to 2019.

Exhibit 25 provides a summary of key housing data for the retail market area counties, Illinois and the United States. In 2000, the market area had a rate of owner-occupancy of 60.0 percent, Cook County had a rate of owner-occupancy of 57.9 percent, lower than Lake County, Illinois and the United States at 77.8 percent, 67.3 percent and 66.2 percent, respectively. As a result, Cook County supported a higher rate of renter-occupied housing of 42.1 percent, compared to 40.0 percent in the market area, 22.2 percent in Lake County, 32.7 percent in Illinois and 33.8 percent in the United States. In 2010, owner-occupied housing increased slightly in all the areas except Lake County and the United States to 60.4 percent, 58.2 percent and 67.5 percent in the market area, Cook county and Illinois, respectively, with Lake County and the United States decreasing in owner-occupied housing to 76.6 percent and 65.4 percent, respectively. Conversely, the renter-occupied rates decreased slightly in all but Lake County and the United States to levels of 39.6 percent, 41.8 percent, and 32.5 percent in the market area, Cook County and Illinois, respectively, with Lake County and the United States increasing in renter-occupied housing to 23.4 percent and 34.6 percent, respectively, in 2010.

Description of Primary Market Area (cont.)

The market area’s 2000 median housing value was $162,034, higher than Cook County’s median housing value of $157,700, Illinois’ median housing value of $130,800 and the United States’ median housing value of $119,600, but lower than Lake County’s $198,200. The 2000 median rent in the market area was $658, Cook County’s was $648, which was lower than Lake County’s $742 median rent, with Illinois’ median rent at $605 and the United States’ median rent at $602. In 2010, median housing values had increased in the market area counties, Illinois and the United States. The market area had a 2010 median housing value of $254,580, higher than Lake County at $256,900, Illinois at $198,500 and the United States at $186,200, with Cook County’s $256,900 now having the highest level of median housing value. The 2010 median rent levels were $941, $932, $1,004, $860 and $871 in the market area, Cook and Lake Counties, Illinois and the United States, respectively.

In 2000, the major source of employment for Cook County by industry group, based on share of employment, was the services industry at 47.8 percent. The services industry was also responsible for the majority of employment in the market area, Lake County, Illinois and the United States with 47.3 percent of jobs in the market area, 41.9 percent of jobs in Lake County, 45.5 percent of jobs in Illinois and 46.7 percent in the United States (reference Exhibit 28). The manufacturing industry was the second major employer in the market area, Cook County, Lake County and in Illinois at 14.7 percent, 14.1 percent, 19.7 percent and 16.0 percent, respectively, with the wholesale/retail industry the second largest employer in the United States at 15.3 percent of employment. The wholesale/retail trade group was the third major overall employer in market area, Cook County, Lake County and Illinois at 14.1 percent, 13.9 percent, 16.5 percent and 14.8 percent, respectively. The manufacturing group was the third major employer in the United States with 14.1 percent of employment. The agriculture/mining group, construction group, transportation/utilities, information and finance/insurance/real estate group combined to provide 23.9 percent of employment in the market area, 24.2 percent of employment in Cook County, 21.9 percent of employment in Lake County, 23.7 percent of employment in Illinois and 23.9 percent in the United States.

Description of Primary Market Area (cont.)

In 2010, the services industry, wholesale/retail trade industry and manufacturing industry provided the first, second and third highest levels of employment, respectively, for the market area, Cook County and Illinois, but in Lake County and the United States, the services industry, manufacturing industries and wholesale/retail trade industry provided the first, second and third highest levels of employment. The services industry accounted for 54.5 percent, 55.1 percent, 49.5 percent, 51.7 percent and 51.2 percent in the market area, Cook County, Lake County, Illinois and the United States, respectively. The wholesale/retail trade industry provided for 13.1 percent, 12.8 percent, 15.6 percent, 14.2 percent and 14.8 percent in the market area, Cook and Lake Counties, Illinois and the United States, respectively. The manufacturing group provided 11.2 percent, 10.5 percent, 16.2 percent, 12.7 percent and 15.0 percent of employment in the market area, Cook and Lake Counties, Illinois and the United States, respectively.

Some of the largest employers in the area are listed below.

Employer	Employees	Product/Service

Arlington Park	4,500	Entertainment (horse racing)
Northwest Community Hospital	4,000	Medical
Northrop Grumman Corp.	2,100	Airplane Mfg., Technology
Level 3 Communications	2,000	Telecommunications
Township High School District 214	2,700	Education
Paddock Publications	1,703	Newspaper Publishing
Capital One	625	Financial
Lutheran Home	598	Assisted Living
Alexian Brothers Health System	500	Medical
Village of Arlington Heights	463	Government
Kroeschell	450	Engineering/HVAC
Houghton Mifflin Harcourt	350	Publishing
Komatsu	325	Equipment Mfg.

The unemployment rate is another key economic indicator. Exhibit 27 shows the unemployment rates in Cook County, Lake County, Illinois and the United States in 2010 through July of 2014. Cook County and Lake County have been characterized by slightly higher

Description of Primary Market Area (cont.)

unemployment rates, more similar to Illinois than the United States. In 2010, Cook County had an unemployment rate of 10.8 percent, compared to unemployment rates of 10.6 percent in Lake County, 10.5 percent in Illinois and 9.6 percent in the United States. In 2011, Cook County’s rate of unemployment decreased to 10.3 percent and Lake County’s rate decreased to 9.4 percent. Illinois’ unemployment rate decreased to 9.7 percent, and the United States’ decreased to 8.9 percent. In 2012, Cook County’s rate of unemployment decreased to 9.3 percent compared to a decrease to 8.8 percent in Lake County and decreases to 8.9 percent in Illinois and 8.1 percent in the United States. In 2013, Cook County and Illinois had increases in unemployment rates to 9.6 percent and 9.2 percent, respectively, and the unemployment rates in Lake County and the United States decreased to 8.7 percent and 7.4 percent, respectively. Through July of 2014, the unemployment rates in all areas decreased: to 7.2 percent in Cook County, to 6.7 percent in Lake County, to 7.0 percent in Illinois and to 6.5 percent in the United States.

Exhibit 28 provides deposit data for banks and thrifts in Cook and Lake Counties. Ben Franklin Bank’s deposit base was only in Cook County and was approximately $89.2 million or a minimal share of the 5.0 billion total thrift deposits and a minimal share of the total deposits, which were approximately $248.5 billion as of June 30, 2013. It is evident from the size of the thrift deposits and bank deposits that the market area has a very strong deposit base, with Ben Franklin Bank having a minimal level of market penetration for both thrift deposits and total deposits.

Exhibit 29 provides interest rate data for each quarter for the years 2009 through 2013 and for the six months ended June 30, 2014. The interest rates tracked are the Prime Rate, as well as 90-Day, One-Year and Thirty-Year Treasury Bills. Short term interest rates experienced a declining trend in 2009, 2010 and 2011, a slightly rising trend in 2012, and stable in 2013, with the Thirty-Year Treasury rate rising moderately in 2013 and then decreasing in the first half of 2014.

SUMMARY

In summary, population decreased by a minimal 2.0 percent in the market area but increased by 9.2 percent in Lake County from 2000 to 2010, and the number of households decreased minimally in the market area but increased by 11.8 percent in Lake County. The 2010 median household income in Lake County was higher than Cook County’s and state and national levels. Also, Cook and Lake Counties’ unemployment rates have generally been higher than national rates, more similar to those of Illinois. According to the 2010 Census, median housing values were $254,580, $256,900, $237,400, $198,500, and $186,200 for the market area, Cook County, Lake County, Illinois and the United States, respectively.

The Corporation holds deposits of approximately 1.8 percent of all thrift deposits in the two-county market area as of June 30, 2013, representing a minimal share of the large deposit base of $248.5 billion.

III.	COMPARABLE GROUP SELECTION

Introduction

Integral to the valuation of the Corporation is the selection of an appropriate group of publicly traded thrift institutions, hereinafter referred to as the “comparable group.” This section identifies the comparable group and describes each parameter used in the selection of each institution in the group, resulting in a comparable group based on such specific and detailed parameters, current financials and recent trading prices. The various characteristics of the selected comparable group provide the primary basis for making the necessary adjustments to the Corporation’s pro forma value relative to the comparable group. There is also a recognition and consideration of financial comparisons with all publicly traded, FDIC-insured thrifts in the United States and all publicly traded, FDIC-insured thrifts in the Midwest region and in Illinois.

Exhibits 30 and 31 present Share Data and Pricing Ratios and Key Financial Data and Ratios, respectively, both individually and in aggregate, for the universe of 173 publicly traded, FDIC-insured thrifts in the United States (“all thrifts”), excluding mutual holding companies, used in the selection of the comparable group and other financial comparisons. Exhibits 30 and 31 also subclassify all thrifts by region, including the 53 publicly traded Midwest thrifts (“Midwest thrifts”) and the 14 publicly traded thrifts in Illinois (“Illinois thrifts”), and by trading exchange. Exhibit 30 presents prices, pricing ratios and price trends for all publicly traded FDIC-insured thrifts.

The selection of the comparable group was based on the establishment of both general and specific parameters using financial, operating and asset quality characteristics of the Corporation as determinants for defining those parameters. The determination of parameters was also based on the uniqueness of each parameter as a normal indicator of a thrift institution’s operating philosophy and perspective. The parameters established and defined are considered to be both reasonable and reflective of the Corporation’s basic operation.

Introduction (cont.)

Inasmuch as the comparable group must consist of at least ten institutions, the parameters relating to asset size and geographic location have been expanded as necessary in order to fulfill this requirement.

GENERAL PARAMETERS

Merger/Acquisition

The comparable group will not include any institution that is in the process of a merger or acquisition as a target at August 15, 2014, due to the price impact of such a pending transaction. The following thrift institutions were potential comparable group candidates but had to be eliminated due to their involvement in a merger/acquisition.

Institution	State
LSB Financial Corp.	Indiana
Fed First Financial Corp.	Pennsylvania

There are no pending merger/acquisition transactions involving thrift institutions that were potential comparable group candidates in the Corporation’s city, county or market area as indicated in Exhibit 33.

Mutual Holding Companies

The comparable group will not include any mutual holding companies. The percentage of public ownership of individual mutual holding companies indicates a wide range from minimal to 49.0 percent, the largest permissible percentage, causing them to demonstrate certain

Mutual Holding Companies (cont.)

varying individual characteristics different among themselves and from conventional, publicly-traded companies. A further reason for the elimination of mutual holding companies as potential comparable group candidates relates to the presence of a mid-tier, publicly traded holding company in some, but not all, mutual holding company structures. The presence of mid-tier holding companies can also result in inconsistent and unreliable comparisons among the relatively small universe of 34 publicly traded mutual holding companies as well between those 34 entities and the larger universe of conventional, publicly traded thrift institutions. As a result of the foregoing and other factors, mutual holding companies typically demonstrate higher pricing ratios that relate to their minority ownership structure and are inconsistent in their derivation with those calculated for conventionally structured, publicly traded institutions. In our opinion, it is appropriate to limit individual comparisons to institutions that are 100 percent publicly owned. Exhibit 34 presents pricing ratios and Exhibit 35 presents key financial data and ratios for the 34 publicly traded, FDIC-insured mutual holding companies in the United States.

Trading Exchange

It is necessary that each institution in the comparable group be listed on one of the three major stock exchanges, the New York Stock Exchange, the American Stock Exchange, or the National Association of Securities Dealers Automated Quotation System (NASDAQ). Such a listing indicates that an institution’s stock has demonstrated trading activity and is responsive to normal market conditions, which are requirements for listing. Of the 173 publicly traded, FDIC-insured savings institutions, excluding the 34 mutual holding companies, 8 are traded on the New York Stock Exchange, none are traded on the American Stock Exchange, 100 are traded on NASDAQ. There were an additional 26 are traded over the counter and 39 institutions listed in the Pink Sheets, but they were not considered for the comparable group selection.

IPO Date

Another general parameter for the selection of the comparable group is the initial public offering (“IPO”) date, which must be at least four quarterly periods prior to March 31, 2014, in order to insure at least four consecutive quarters of reported data as a publicly traded institution. The resulting parameter is a required IPO date prior to March 31, 2013.

Geographic Location

The geographic location of an institution is a key parameter due to the impact of various economic and thrift industry conditions on the performance and trading prices of thrift institution stocks. Although geographic location and asset size are the two parameters that have been developed incrementally to fulfill the comparable group requirements, the geographic location parameter has nevertheless eliminated regions of the United States distant to the Corporation, including the Southwest, Southeast and West regions.

The geographic location parameter consists of the Midwest, North Central and Northeast for a total of fifteen states. To extend the geographic parameter beyond those states could result in the selection of similar thrift institutions with regard to financial conditions and operating characteristics, but with different pricing ratios due to their geographic regions. The result could then be an unrepresentative comparable group with regard to price relative to the parameters and, therefore, an inaccurate value.

Asset Size

Asset size was another key parameter used in the selection of the comparable group. The total asset size for any potential comparable group institution was $750 million or less, due to the general similarity of asset mix and operating strategies of institutions within this asset range,

Asset Size (cont.)

compared to the Corporation, with assets of approximately $92 million. Such an asset size parameter was necessary to obtain an appropriate comparable group of at least ten institutions.

In connection with asset size, we did not consider the number of offices or branches in selecting or eliminating candidates, since that characteristic is directly related to operating expenses, which are recognized as an operating performance parameter.

SUMMARY

Exhibits 36 and 37 show the 43 institutions considered as comparable group candidates after applying the general parameters, with the outlined institutions being those ultimately selected for the comparable group using the balance sheet, performance and asset quality parameters established in this section.

BALANCE SHEET PARAMETERS

Introduction

The balance sheet parameters focused on seven balance sheet ratios as determinants for selecting a comparable group, as presented in Exhibit 36. The balance sheet ratios consist of the following:

1.	Cash and investments to assets

2.	Mortgage-backed securities to assets

3.	One- to four-family loans to assets

4.	Total net loans to assets

Introduction (cont.)

5.	Total net loans and mortgage-backed securities to assets

6.	Borrowed funds to assets

7.	Equity to assets

The parameters enable the identification and elimination of thrift institutions that are distinctly and functionally different from the Corporation with regard to asset mix. The balance sheet parameters also distinguish institutions with a significantly different capital position from the Corporation. The ratio of deposits to assets was not used as a parameter as it is directly related to and affected by an institution’s equity and borrowed funds ratios, which are separate parameters.

Cash and Investments to Assets

The Bank’s ratio of cash and investments to asset, excluding mortgage-backed securities, was 26.4 percent at June 30, 2014, and reflects the Corporation’s share of cash and investments higher than the national and regional averages of 14.3 percent and 16.4 percent, respectively. The Bank’s investments have consisted primarily of U.S. government-sponsored entity securities. For its three most recent fiscal years ended December 31, 2013, the Corporation’s average ratio of cash and investments to assets was a lower 16.9 percent, ranging from a high of 22.7 percent in 2013 to a low of 14.0 percent in 2011. It should be noted that, for the purposes of comparable group selection, the Corporation’s $921,000 balance of Federal Home Loan Bank stock at June 30, 2014, is included in the other assets category, rather than in cash and investments, in order to be consistent with reporting requirements and sources of statistical and comparative analysis related to the universe of comparable group candidates and the final comparable group.

The parameter range for cash and investments is has been defined as 35.0 percent or less of assets, with a midpoint of 17.5 percent.

Mortgage-Backed Securities to Assets

At June 30, 2014, the Corporation’s ratio of mortgage-backed securities to assets was a minimal 0.9 percent, much lower than the national average of 10.5 percent and the regional average of 9.1 percent for publicly traded thrifts. The Bank’s three most recent fiscal year average is a similar 1.2 percent, still lower than industry averages, with a generally decreasing trend.

Inasmuch as many institutions purchase mortgage-backed securities as an alternative to both lending, relative to cyclical loan demand and prevailing interest rates, and other investment vehicles, this parameter is also fairly broad at 35.0 percent or less of assets and a midpoint of 17.5 percent.

One- to Four-Family Loans to Assets

The Corporation’s lending activity is focused on the origination of residential mortgage loans secured by one- to four-family dwellings. One- to four-family loans, excluding construction loans and including home equity loans, represented 45.3 percent of the Corporation’s assets at June 30, 2014, which is lower than its ratios of 45.5 percent at December 31, 2013, and 46.6 percent at December 31, 2012. The parameter for this characteristic is 50.0 percent of assets or less in one- to four-family loans with a midpoint of 25.0 percent.

Total Net Loans to Assets

At June 30, 2014, the Corporation had a 69.5 percent ratio of total net loans to assets and a slightly higher three fiscal year average of 77.8 percent, both being higher than the national average of 68.5 percent and the regional average of 66.4 percent for publicly traded thrifts. The

Total Net Loans to Assets (cont.)

Corporation’s ratio of total net loans to assets changed from 79.5 percent of total assets in fiscal year 2011 to 80.8 percent in 2012, and then to 73.2 percent in fiscal year 2013.

The parameter for the selection of the comparable group is from 40.0 percent to 90.0 percent with a midpoint of 65.0 percent. The lower end of the parameter range relates to the fact that, as the referenced national and regional averages indicate, many institutions hold greater volumes of investment securities and/or mortgage-backed securities as cyclical alternatives to lending, but may otherwise be similar to the Corporation.

Total Net Loans and Mortgage-Backed Securities to Assets

As discussed previously, the Corporation’s shares of mortgage-backed securities to assets and total net loans to assets were 0.9 percent and 69.5 percent, respectively, for a combined share of 70.5 percent. Recognizing the industry and regional ratios of 79.0 percent and 75.5 percent, respectively, the parameter range for the comparable group in this category is 60.0 percent to 90.0 percent, with a midpoint of 75.0 percent.

Borrowed Funds to Assets

The Corporation had no borrowed funds at June 30, 2014, which is below the current industry average of 10.6 percent. The Corporation also had no borrowed funds at December 31, 2011, 2012 and 2013.

The use of borrowed funds by some institutions indicates an alternative to retail deposits and may provide a source of longer term funds. The federal insurance premium on deposits has also increased the attractiveness of borrowed funds. The institutional demand for borrowed funds has decreased in recent years, due to much lower rates paid on deposits. Additionally,

Borrowed Funds to Assets (cont.)

many thrifts are not aggressively seeking deposits, since quality lending opportunities have diminished in the current economic environment.

The parameter range of borrowed funds to assets is 20.0 percent or less with a midpoint of 10.0 percent.

Equity to Assets

The Corporation’s equity to assets ratio was 9.9 percent at June 30, 2014, 10.0 percent at December 31, 2013, 10.4 percent at December 31, 2012, and 11.8 percent at December 31, 2011, averaging 10.7 percent for the three fiscal years ended December 31, 2013. The Bank’s retained earnings decreased in each of the past four fiscal years and decreased at June 30, 2014, for a total 34.2 percent decrease from December 31, 2009, to June 30, 2014. After conversion, based on the midpoint value of $7.6 million and a public offering of $4.2 million, with 50.0 percent of the net proceeds of the public offering going to the Bank, its equity is projected to increase within the range of 11 percent to 12 percent of assets, with the Corporation within the range of 12 percent to 13.5 percent of assets.

Based on those equity ratios, we have defined the equity ratio parameter to be 6.0 percent to 20.0 percent with a midpoint ratio of 13.0 percent.

PERFORMANCE PARAMETERS

Introduction

Exhibit 37 presents five parameters identified as key indicators of the Corporation’s earnings performance and the basis for such performance both historically and during the four quarters ended June 30, 2014. The primary performance indicator is the Corporation’s core return on average assets (ROAA). The second performance indicator is the Corporation’s core return on average equity (ROAE). To measure the Corporation’s ability to generate net interest income, we have used net interest margin. The supplemental source of income for the Corporation is noninterest income, and the parameter used to measure this factor is the ratio of noninterest income to average assets. The final performance indicator is the Corporation’s ratio of operating expenses or noninterest expenses to average assets, a key factor in distinguishing different types of operations, particularly institutions that are aggressive in secondary market activities, which often results in much higher operating costs and overhead ratios.

Return on Average Assets

The key performance parameter is core ROAA. For the twelve months ended June 30, 2014, the Corporation’s core ROAA was (1.34) percent based on core earnings after taxes of $(1,286,000), as detailed in Item I of this report. The Corporation’s ROAAs in its most recent three fiscal years of 2011 to 2013, were (0.64) percent, (2.07) percent, and (0.84) percent, respectively, with a three fiscal year average ROAA of (1.18) percent.

Considering the historical and current earnings performance of the Corporation, the range for the ROAA parameter based on core income has been defined as 0.75 percent or less with a midpoint of 0.38 percent.

Return on Average Equity

The ROAE has been used as a secondary parameter to eliminate any institutions with an unusually high or low ROAE that is inconsistent with the Corporation’s position. This parameter does not provide as much meaning for a newly converted thrift institution as it does for established stock institutions, due to the unseasoned nature of the capital structure of the newly converted thrift and the inability to accurately reflect a mature ROAE for the newly converted thrift relative to other stock institutions.

The Corporation’s core ROAE for the twelve months ended June 30, 2014, was (13.20) percent based on core income. In its most recent three fiscal years, the Corporation’s average ROAE was (10.33) percent, from a low of (18.12) percent in 2012 to a high of (5.32) percent in 2011.

The parameter range for ROAE for the comparable group, based on core income, is 7.0 percent or less with a midpoint of 3.5 percent.

Net Interest Margin

The Corporation had a net interest margin of 3.22 percent for the twelve months ended June 30, 2014, representing net interest income as a percentage of average interest-earning assets. The Corporation’s net interest margin levels in its three fiscal years of 2011 through 2013 were 3.70 percent, 3.86 percent and 3.49 percent, respectively, averaging 3.68 percent.

The parameter range for the selection of the comparable group is from a low of 2.00 percent to a high of 4.00 percent with a midpoint of 3.00 percent.

Operating Expenses to Assets

For the twelve months ended June 30, 2014, the Corporation had a 4.07 percent ratio of operating expense to average assets. In its three most recent fiscal years of 2011 to 2013, the Corporation’s expense ratio averaged 3.74 percent, from a low of 3.48 percent in fiscal year 2011 to a high of 3.95 percent in fiscal year 2012.

The operating expense to assets parameter for the selection of the comparable group is from a low of 2.00 percent to a high of 4.50 percent with a midpoint of 3.25 percent.

Noninterest Income to Assets

Compared to publicly traded thrifts, the Corporation has experienced a lower than average level of noninterest income as a source of additional income. The Corporation’s ratio of noninterest income to average assets was 0.17 percent for the twelve months ended June 30, 2014. For its most recent three fiscal years ended December 31, 2011, through 2013, the Corporation’s ratio of noninterest income to average assets was 0.08 percent, 0.09 percent and 0.21 percent, respectively, for an average of 0.13 percent.

The range for this parameter for the selection of the comparable group is 1.20 percent of average assets or less, with a midpoint of 0.60 percent.

ASSET QUALITY PARAMETERS

Introduction

The final set of financial parameters used in the selection of the comparable group are asset quality parameters, also shown in Exhibit 37. The purpose of these parameters is to insure

Introduction (cont.)

that any thrift institution in the comparable group has an asset quality position similar to that of the Corporation. The three defined asset quality parameters are the ratios of nonperforming assets to total assets, repossessed assets to total assets and loan loss reserves to total assets at the end of the most recent period.

Nonperforming Assets to Total Assets

The Corporation’s ratio of nonperforming assets to assets was 2.56 percent at June 30, 2014, which was higher than the national average of 1.31 percent for publicly traded thrifts and the average of 1.49 percent for Midwest thrifts. The Corporation’s ratio of nonperforming assets to total assets averaged 3.38 for its most recent three fiscal years ended December 31, 2013, from a high of 3.96 percent in fiscal year 2011 to a low of 2.65 percent in fiscal year 2012.

The comparable group parameter for nonperforming assets is 6.00 percent or less of total assets, with a midpoint of 3.00 percent.

Repossessed Assets to Assets

The Corporation had repossessed assets of $965,000 at June 30, 2014, representing a ratio to total assets of 1.05 percent, following ratios of repossessed assets to total assets of 1.13 percent and 1.64 percent at December 31, 2013, and December 31, 2012, respectively. National and regional averages were 0.52 percent and 0.43 percent, respectively, for publicly traded thrift institutions.

The range for the repossessed assets to total assets parameter is 1.50 percent of assets or less with a midpoint of 0.75 percent.

Loans Loss Reserves to Assets

The Corporation had an allowance for loan losses of $1,294,000, representing a loan loss allowance to total assets ratio of 1.41 percent at June 30, 2014, which was higher than its 1.35 percent ratio at December 31, 2013, and its 1.13 percent ratio at December 31, 2012.

The loan loss allowance to assets parameter range used for the selection of the comparable group required a minimum ratio of 0.50 percent of assets.

THE COMPARABLE GROUP

With the application of the parameters previously identified and applied, the final comparable group represents ten institutions identified in Exhibits 40, 41 and 42. The comparable group institutions range in size from $219.8 million to $701.8 million with an average asset size of $480.5 million and have an average of 9.0 offices per institution. Three of the comparable group institutions are in Illinois and three in Indiana, two in Michigan, and one each in Ohio and Wisconsin, and all ten are traded on NASDAQ.

The comparable group institutions as a unit have a ratio of equity to assets of 9.9 percent, which is 2.2 percent lower than all publicly traded thrift institutions in the United States; and for the most recent four quarters indicated a core return on average assets of 0.53 percent, lower than all publicly traded thrifts at 0.71 percent and higher than the publicly traded Illinois thrifts at 0.44 percent.

IV.	ANALYSIS OF FINANCIAL PERFORMANCE

This section reviews and compares the financial performance of the Corporation to all publicly traded thrifts, to publicly traded thrifts in the Midwest region and to Illinois thrifts, as well as to the ten institutions constituting the Corporation’s comparable group, as selected and described in the previous section. The comparative analysis focuses on financial condition, earning performance and pertinent ratios as presented in Exhibits 41 through 46.

As presented in Exhibits 41 and 42, at June 30, 2014, the Corporation’s total equity of 9.88 percent of assets was lower than the comparable group at 13.10 percent, all thrifts at 12.68 percent, Midwest thrifts at 12.06 percent and Illinois thrifts at 11.49 percent. The Corporation had a 69.54 percent share of net loans in its asset mix, higher than the comparable group at 63.17 percent, all thrifts at 68.52 percent, Midwest thrifts at 66.35 percent and Illinois thrifts at 62.85 percent. The Corporation’s higher share of net loans and 26.41 percent share of cash and investments, higher than industry averages, resulted in its lower 0.92 percent share of mortgage-backed securities. The comparable group had a lower 13.41 percent share of cash and investments and a higher 13.48 percent share of mortgage-backed securities. All thrifts had 10.49 percent of assets in mortgage-backed securities and 14.25 percent in cash and investments. The Corporation’s 89.01 percent share of deposits was higher than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts, reflecting the Corporation’s absence of borrowed funds. As ratios to assets, the comparable group had 76.66 percent of deposits and 9.28 percent of borrowed funds. All thrifts averaged a 76.33 percent share of deposits and 10.60 percent of borrowed funds, while Midwest thrifts had a 78.05 percent share of deposits and a 8.64 percent share of borrowed funds. Illinois thrifts averaged a 80.68 percent share of deposits and a 6.50 percent share of borrowed funds. The Corporation had no goodwill and intangible assets, compared to 0.78 percent for the comparable group, 0.53 percent for all thrifts, 0.37 percent for Midwest thrifts and 0.25 percent for Illinois thrifts.

Operating performance indicators are summarized in Exhibits 45, 46 and 47 and provide a synopsis of key sources of income and key expense items for the Corporation in comparison to the comparable group, all thrifts, and regional thrifts for the trailing four quarters.

Analysis of Financial Performance (cont.)

As shown in Exhibit 47, for the twelve months ended June 30, 2014, the Corporation had a yield on average interest-earning assets lower than the comparable group and all thrifts and higher than Midwest thrifts and Illinois thrifts. The Corporation’s yield on interest-earning assets was 3.75 percent compared to the comparable group at 3.99 percent, all thrifts at 3.92 percent, Midwest thrifts at 3.64 percent and Illinois thrifts at 3.71 percent.

The Corporation’s cost of funds for the twelve months ended June 30, 2014, was lower than the comparable group, all thrifts, Midwest thrifts and Illinois thrifts. The Corporation had an average cost of interest-bearing liabilities of 0.59 percent compared to 0.82 percent for the comparable group, 1.14 percent for all thrifts, 0.84 percent for Midwest thrifts and 0.60 percent for Illinois thrifts. The Corporation’s lower yield on interest-earning assets and lower interest cost resulted in a net interest spread of 3.16 percent, which was similar to the comparable group at 3.17 percent and higher than all thrifts at 2.78 percent, Midwest thrifts at 2.80 percent and Illinois thrifts at 3.11 percent. The Corporation generated a net interest margin of 3.22 percent for the twelve months ended June 30, 2014, based on its ratio of net interest income to average interest-earning assets, which was lower than the comparable group ratio of 3.33 percent. All thrifts averaged a lower 2.92 percent net interest margin for the trailing four quarters, as did Midwest thrifts at 2.93 percent; and Illinois thrifts averaged 3.21 percent.

The Corporation’s major source of earnings is interest income, as indicated by the operations ratios presented in Exhibit 46. The Corporation had $565,000 in provision for loan losses during the twelve months ended June 30, 2014, representing 0.59 percent of average assets. The average provision for loan losses for the comparable group was 0.12 percent, with all thrifts at 0.10 percent, Midwest thrifts at 0.18 percent and Illinois thrifts at 0.08 percent.

The Corporation’s total noninterest income was $166,000 or 0.17 percent of average assets for the twelve months ended June 30, 2014. Such a ratio of noninterest income to average assets was lower than the comparable group at 0.60 percent, and lower than all thrifts at 1.04 percent, Midwest thrifts at 1.02 percent and Illinois thrifts at 0.83 percent. For the twelve

Analysis of Financial Performance (cont.)

months ended June 30, 2014, the Corporation’s operating expense ratio was 4.07 percent of average assets, higher than the comparable group at 2.93 percent, all thrifts at 3.30 percent, Midwest thrifts at 3.19 percent, and higher than Illinois thrifts at 3.05 percent.

The overall impact of the Corporation’s income and expense ratios is reflected in its net income and return on assets. For the twelve months ended June 30, 2014, the Corporation had a net ROAA of (1.34) percent and an identical core ROAA. For its most recent four quarters, the comparable group had a higher net ROAA of 0.56 percent and a core ROAA of 0.55 percent. All publicly traded thrifts averaged a higher net ROAA of 0.73 percent and 0.71 percent core ROAA, with Midwest thrifts a 0.81 percent net ROAA and a 0.80 percent core ROAA. The twelve month net ROAA for the 14 Illinois thrifts was 0.45 percent, with a core ROAA of 0.44 percent.

V.	MARKET VALUE ADJUSTMENTS

This is a conclusive section where adjustments are made to determine the pro forma market value or appraised value of the Corporation based on a comparison of Ben Franklin Bank with the comparable group. These adjustments will take into consideration such key items as earnings performance, primary market area, financial condition, asset and deposit growth, dividend payments, subscription interest, liquidity of the stock to be issued, management, and market conditions or marketing of the issue. It must be noted that all of the institutions in the comparable group have their differences among themselves and relative to the Bank, and, as a result, such adjustments become necessary.

EARNINGS PERFORMANCE

In analyzing earnings performance, consideration was given to net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and to changes in overall interest rates, the quality of assets as it relates to the presence of problem assets which may result in adjustments to earnings, due to provisions for loan losses, the balance of current and historical nonperforming assets and real estate owned, the balance of valuation allowances to support any problem assets or nonperforming assets, the amount and volatility of noninterest income, and the amount and ratio of noninterest expenses to assets. The earnings performance analysis was based on the Bank’s respective net and core earnings for the twelve months ended June 30, 2014, with comparisons to the core earnings of the comparable group, all thrifts and other geographical subdivisions.

As discussed earlier, the Bank has experienced decreases in its assets, loans and deposits, in each of the past three fiscal years and has focused on reducing its real estate owned, maintaining a competitive net interest margin, monitoring and controlling its balance of nonperforming assets; monitoring and strengthening its ratio of interest sensitive assets relative to interest sensitive liabilities, thereby maintaining its overall interest rate risk; and maintaining

Earnings Performance (cont.)

adequate allowances for loan losses to reduce the impact of any charge-offs. Historically, the Bank has closely monitored its yields and costs, resulting in a net interest margin, which has been generally higher than industry averages due to its higher share of loans, and its 3.22 percent net interest margin for the twelve months ended June 30, 2014, was higher than the industry average of 2.92 percent but lower than the comparable group average of 3.33 percent. During its past three fiscal years, Ben Franklin Bank’s ratio of interest expense to interest-bearing liabilities has decreased modestly from 1.03 percent in fiscal year 2011 to 0.66 percent in fiscal year 2013, which was below the industry average. The Bank’s ratio of 0.59 percent for the twelve months ended June 30, 2014, was lower than the average of 0.82 percent for the comparable group and lower than the average of 1.14 percent for all thrifts. Following the second stage offering, the Bank will strive to reduce its operating expenses, maintain its net interest margin, maintain its noninterest income, increase its net income, increase its multi-family, commercial real estate and commercial business loans, increase its return on assets, continue to reduce its balance of nonperforming and classified assets, and closely monitor its interest rate risk.

The Bank has experienced a decrease in loan origination and purchase activity in both mortgage and nonmortgage loans in fiscal years 2013 and in the six months ended June 30, 2014, relative to the six months ended June 30, 2013. Total loan originations and purchases in fiscal year 2013 were below originations for fiscal year 2012, and net loan change in 2012 was a decrease of $2.9 million compared to a larger decrease of $10.9 million in 2013, due primarily to lower loan originations and lower loan purchases. Gross loan originations were moderately lower in fiscal year 2013 compared to 2012, related to lower construction, multi-family and commercial real estate loan originations and lower loan purchases. Originations totaled $7.0 million in 2013, compared to $8.6 million in 2012, with an additional $628,000 in loan purchases in 2013, compared to $5.1 million in 2012. For the six months ended June 30, 2014, the Bank’s loan originations and purchases were $3.6 million or $7.2 million, annualized, similar to its fiscal year 2013 and its annualized combined loan repayments, loan credits, real estate owned transfers and other items were higher than in fiscal year 2013, resulting in a net loan

Earnings Performance (cont.)

decrease of $13.0 million, annualized, compared to a decrease of $10.9 million in fiscal year 2013. Ben Franklin Bank’s volume of loan originations was $8.6 million in fiscal year 2012, and $7.0 million in fiscal year 2013, plus $628,000 in loan purchases in 2013 and $5.1 million in 2012. During the six months ended June 30, 2014, loan originations were $3.5 million or $7.0 million, annualized, with loan purchases totaling $63,000 during the period or $126,000, annualized. In all periods, the predominant component of the Bank’s loan originations was one- to four-family residential mortgage loans.

From December 31, 2012, to June 30, 2014, all categories of loans had decreases in their balances. One- to four-family loans indicated a dollar decrease of $1.2 million or 3.6 percent, decreasing from $33.2 million to $32.0 million. Multi-family and commercial real estate loans decreased by $6.6 million or 24.6 percent from December 31, 2012, to June 30, 2014. Other key changes were home equity loans, which decreased $4.2 million or 30.0 percent, and commercial business loans, which decreased $4.5 million or 80.0 percent. Overall, the Bank’s lending activities resulted in a total loan decrease of $18.1 million or 21.7 percent and a net loan decrease of $17.4 million or 21.3 percent from December 31, 2012, to June 30, 2014. Loan change of a $6.5 million decrease or 9.1 percent during the six months ended June 30, 2014, represents an annualized increase of $13.0 million or 18.2 percent.

For the six months ended June 30, 2014, mortgage loans represented 100.0 percent of loan originations. In comparison, during fiscal year 2013, mortgage loans represented 99.0 percent of total loan originations.

The impact of Ben Franklin Bank’s primary lending efforts has been to generate a yield on average interest-earning assets of 3.75 percent for the twelve months ended June 30, 2014, compared to a higher 3.99 percent for the comparable group, 3.92 percent for all thrifts and 3.64 percent for Midwest thrifts. The Bank’s ratio of interest income to average assets was 3.67 percent for the twelve months ended June 30, 2014, lower than the comparable group at 3.82

Earnings Performance (cont.)

percent, all thrifts at 3.89 percent and Midwest thrifts at 3.79 percent, reflecting the Bank’s larger share of cash and investments.

Ben Franklin Bank’s 0.59 percent cost of interest-bearing liabilities for the twelve months ended June 30, 2014, was lower than the comparable group at 0.82 percent, all thrifts at 1.14 percent, Midwest thrifts at 0.84 percent and Illinois thrifts at 0.60 percent. The Bank’s resulting net interest spread of 3.16 percent for the twelve months ended June 30, 2014, was similar to the comparable group at 3.17 percent and higher than all thrifts at 2.78 percent, Midwest thrifts at 2.80 percent and Illinois thrifts at 3.11 percent. The Bank’s net interest margin of 3.22 percent, based on average interest-earning assets for the twelve months ended June 30, 2014, was lower than the comparable group at 3.33 percent and higher than all thrifts at 2.92 percent and Midwest thrifts at 2.93 percent and similar to Illinois thrifts at 3.21 percent.

The Bank’s ratio of noninterest income to average assets was 0.17 percent for the twelve months ended June 30, 2014, which was moderately lower than the comparable group at 0.60 percent, lower than all thrifts at 1.04 percent and Midwest thrifts at 1.02 percent.

The Bank’s operating expenses were higher than the comparable group, all thrifts and Midwest thrifts. For the twelve months ended June 30, 2014, Ben Franklin Bank had an operating expenses to assets ratio of 4.07 percent compared to 2.93 percent for the comparable group, 3.30 percent for all thrifts and 3.19 percent for Midwest thrifts. Ben Franklin Bank had a higher 122.6 percent efficiency ratio for the twelve months ended June 30, 2014, compared to the comparable group with an efficiency ratio of 76.0 percent. The efficiency ratio for all publicly traded thrifts was 69.8 percent for the twelve months ended June 30, 2014.

For the twelve months ended June 30, 2014, Ben Franklin Bank generated a lower ratio of noninterest income, a higher ratio of noninterest expenses and lower net interest margin relative to its comparable group. The Bank had a 0.59 percent provision for loan losses during the twelve months ended June 30, 2014, compared to the comparable group at 0.12 percent of

Earnings Performance (cont.)

assets, all thrifts at 0.10 percent and Midwest thrifts at 0.18 percent. The Bank’s allowance for loan losses to total loans of 1.98 percent was higher than the comparable group and also higher than all thrifts. The Bank’s 54.9 percent ratio of reserves to nonperforming assets was lower than the comparable group at 116.3 percent and lower than all thrifts at 162.9 percent.

As a result of its negative operations, the Bank’s net and core income for the twelve months ended June 30, 2014, were lower than the comparable group. Based on net earnings, the Bank had a return on average assets of (1.34) percent for the twelve months ended June 30, 2014, and a return on average assets of (0.84) percent and (2.07) percent in fiscal years 2013 and 2012, respectively. For their most recent four quarters, the comparable group had a moderately higher net ROAA of 0.56 percent and a higher core ROAA of 0.55 percent, while all thrifts indicated a higher net ROAA and higher core ROAA of 0.73 percent and 0.71 percent, respectively. Midwest thrifts indicated a net ROAA of 0.81 percent and a core ROAA of 0.80 percent.

Following its second stage conversion, Ben Franklin Bank’s earnings will continue to be dependent on a combination of the overall trends in interest rates, the consistency, reliability and variation of its noninterest income and overhead expenses and its asset quality and its future reduced needs for provisions for loan losses. Earnings will continue to reflect losses in the near term.

In recognition of the foregoing earnings related factors, considering Ben Franklin Bank’s historical and current performance measures, as well as Business Plan projections, a downward adjustment has been made to the Corporation’s pro forma market value for earnings performance.

MARKET AREA

Ben Franklin Bank’s primary market are for retail deposits and loans consists of Cook and Lake Counties, Illinois. As discussed in Section Ii, from 2010 to 2010, population decreased by a minimal 2.0 percent in the market area but increased by 9.2 percent in Lake County from 2000 to 2010, and the number of households decreased minimally in the market area but increased by 11.8 percent in Lake County. The 2010 median household income in Lake County was higher than Cook County’s and state and national levels. Also, Cook and Lake Counties’ unemployment rates have generally been higher than national rates, more similar to those of Illinois. According to the 2010 Census, median housing values were $254,580, $256,900, $237,400, $198,500, and $186,200 for the market area, Cook County, Lake County, Illinois and the United States, respectively.

The Corporation holds deposits of approximately 1.8 percent of all thrift deposits in the two-county market area as of June 30, 2013, representing a minimal share of the large deposit base of $248.5 billion.

In recognition of the foregoing factors, including deposit potential in a modestly growing deposit base, we believe that a modest upward adjustment is warranted for the Bank’s market area.

FINANCIAL CONDITION

The financial condition of Ben Franklin Bank is discussed in Section I and shown in Exhibits 1, 2, 5, and 12 through 23, and is compared to the comparable group in Exhibits 40, 41 and 42. The Bank’s ratio of total equity to total assets was 9.88 percent at June 30, 2014, which was moderately lower than the comparable group at 13.10 percent, all thrifts at 12.68 percent and Midwest thrifts at 12.06 percent. Based on the second stage offering completed at the midpoint of the valuation range, the Corporation’s pro forma equity to assets ratio will increase to 12.45 percent and the Bank’s pro forma equity to assets ratio will increase to 11.00 percent.

Financial Condition (cont.)

The Bank’s mix of assets and liabilities indicates both similarities to and variations from its comparable group. Ben Franklin Bank had a modestly higher 69.5 percent ratio of net loans to total assets at June 30, 2014, compared to the comparable group at 63.2 percent. All thrifts indicated a lower 68.5 percent, as did Midwest thrifts at 66.4 percent. The Bank’s 26.4 percent share of cash and investments was higher than the comparable group at 13.4 percent, while all thrifts were at 14.3 percent and Midwest thrifts were at 16.4 percent. Ben Franklin Bank’s 0.9 percent ratio of mortgage-backed securities to total assets was significantly lower than the comparable group at 13.5 percent and considerably lower than all thrifts at 10.5 percent and Midwest thrifts at 9.1 percent.

The Bank’s 89.0 percent ratio of deposits to total assets was moderately higher than the comparable group at 76.7 percent, higher than all thrifts at 76.3 percent and higher than Midwest thrifts at 78.1 percent. Ben Franklin Bank’s higher ratio of deposits was due to its absence of borrowed funds and lower share of equity of 9.9 percent, compared to the comparable group at 13.1 percent of equity to total assets, with all thrifts at 12.7 percent and Midwest thrifts at 12.1 percent. Ben Franklin Bank had no borrowed funds at June 30, 2014, lower than the comparable group at 9.3 percent, and lower than all thrifts at 10.6 percent and Midwest thrifts at 8.6 percent. In fiscal year 2013, total deposits decreased by $3.7 million or 4.1 percent, due to conservative pricing of certificates of deposit. During fiscal year 2012, Ben Franklin Bank’s deposits decreased by $3.2 million or 3.5 percent from $92.6 million to $89.4 million.

Ben Franklin Bank had no goodwill or intangible assets and had a higher share of repossessed real estate at June 30, 2014. The Bank had repossessed real estate of $965,000 or 1.05 percent of assets at June 30, 2014. This compares to ratios of 0.78 percent for goodwill and intangible assets and 0.33 percent for real estate owned, for the comparable group. All thrifts had a goodwill and intangible assets ratio of 0.53 percent and a real estate owned ratio of 0.52 percent.

Financial Condition (cont.)

The financial condition of Ben Franklin Bank is impacted by its historically higher than average balance of nonperforming assets of $2.4 million or 2.56 percent of total assets at June 30, 2014, compared to a lower 1.97 percent for the comparable group, 1.31 percent for all thrifts, 1.49 percent for Midwest thrifts and 1.84 percent for Illinois thrifts. The Bank’s ratio of nonperforming assets to total assets was 2.65 percent at December 31, 2012, and 3.52 percent at December 31, 2013.

At June 30, 2014, Ben Franklin Bank had $1,294,000 of allowances for loan losses, which represented 1.41 percent of assets and 1.98 percent of total loans. The comparable group indicated lower allowances, relative to assets and loans, equal to 1.01 percent of assets and 1.55 percent of total loans, while all thrifts had allowances relative to assets and loans that averaged a lower 0.90 percent of assets and a lower 1.36 percent of total loans. Also of major importance is an institution’s ratio of allowances for loan losses to nonperforming assets, since a portion of nonperforming assets might eventually be charged off. Ben Franklin Bank’s $1,294,000 of allowances for loan losses, represented a lower 54.9 percent of nonperforming assets at June 30, 2014, compared to the comparable group’s 116.3 percent, with all thrifts at a higher 162.9 percent, Midwest thrifts at a higher 112.9 percent and Illinois thrifts at a higher 113.3 percent. Ben Franklin Bank’s ratio of net charge-offs to average total loans was 1.81 percent for the twelve months ended June 30, 2014, compared to a lower 0.17 percent for the comparable group, 0.25 percent for all thrifts and 0.30 percent for Midwest thrifts.

Ben Franklin Bank has a modest level of interest rate risk. The change in the Bank’s EVE at June 30, 2014, reflecting the most current information available, based on a rise in interest rates of 100 basis points was a 3.0 percent increase, representing a dollar increase in equity value of $381,000. The Bank’s exposure increases to a 6.0 percent increase in its EVE under a 200 basis point rise in rates, representing a dollar increase in equity of $687,000. The Bank’s post shock EVE ratio at June 30, 2014, assuming a 200 basis point rise in interest rates was 14.77 percent and indicated a 131 basis point increase from its 13.46 percent based on no change in interest rates.

Financial Condition (cont.)

Compared to the comparable group, with particular attention to the Bank’s asset quality position, equity level, asset and liability mix and interest rate risk, we believe that, a minimal downward adjustment is warranted for Ben Franklin Bank’s current financial condition, due to the Bank’s currently lower asset quality position and lower equity ratios.

ASSET, LOAN AND DEPOSIT GROWTH

During its most recent two fiscal years and the six months ended June 30, 2014, Ben Franklin Bank has been characterized by decreases in assets, loans and deposits relative to its comparable group. The Bank’s average annual asset change from December 31, 2011, to December 31, 2013, was a decrease of 4.5 percent. This shrinkage rate compares to a positive 2.8 percent for the comparable group, a higher 5.0 percent for all thrifts, and a higher 3.2 percent for Midwest thrifts. The Bank’s shrinkage in assets is reflective primarily of its shrinkage in loans during that two-year period of an average 7.9 percent and an average increase in cash and investments of 19.7 percent. Ben Franklin Bank’s loan portfolio indicates an average annual decrease of 7.9 percent from December 31, 2011, to December 31, 2013, compared to average shrinkage rates of 1.5 percent for the comparable group, 1.3 percent for all thrifts and 1.8 percent for Midwest thrifts. Such declining trends continued in the six months ended June 30, 2014.

Ben Franklin Bank’s deposits indicate an average annual decrease of 3.7 percent from 2011 to 2013. Annual deposit change was 3.4 percent increase in 2012 and negative 4.1 percent in 2013, compared to average growth rates of 1.6 percent for the comparable group, 1.7 percent for all thrifts and 1.5 percent for Midwest thrifts. During the six months ended June 30, 2014, the Bank’s total deposits decreased $3.8 million or 4.4 percent. It should be further noted that certificates of deposit, a primary component of deposits, decreased by $12.3 million or 21.4 percent from December 31, 2011, to June 30, 2014. The Bank had no borrowed funds at June 30, 2014, compared to the comparable group at 9.3 percent and also had no borrowed funds at December 31, 2012 and 2013.

Asset, Loan and Deposit Growth (cont.)

In spite of its deposit shrinkage historically, considering the demographics, competition and deposit base trends in its market area, the Bank’s ability to increase its asset, loan and deposit bases in the future is primarily dependent on its being able to increase its market share by competitively pricing its loan and savings products, maintaining a high quality of service to its customers and strengthening its loan origination activity. Ben Franklin Bank’s primary market area experienced decreases in population and households in Cook County but increases in population and households in Lake County between 2000 and 2010. The Bank’s primary market area also indicates 2010 per capita income slightly above Illinois’ and also higher than that of the United States, and median household income level in Cook County was below the state level but above the national level, while the Lake County 2010 median household income level was much higher than both Illinois’ and the United States’ levels. In 2010, median housing values in Cook and Lake Counties were higher than those of Illinois and the United States, as were median rents.

Notwithstanding the proceeds of the planned second stage offering, the Bank’s primary focus of its operations in Cook and Lake Counties should not limit the Bank’s potential for modest growth in assets, loans and deposits. The total deposit base in Cook County grew by 5.31 percent from June 30, 2012, to June 30, 2013, and decreased by 1.90 percent in Lake County; and during that period, the number of financial institution offices decreased by five offices in Cook County and decreased by two offices in Lake County. From June 30, 2012, to June 30, 2013, Ben Franklin Bank’s deposit market share in Cook County remained a only minimal amount (0.04 percent).

Based on the foregoing factors, we have concluded that a slight downward adjustment to the Corporation’s pro forma value is warranted.

DIVIDEND PAYMENTS

The Corporation paid no dividends in 2012 and 2013 and must obtain regulatory approval to pay dividends in the future. The payment of cash dividends will depend upon such factors as earnings performance, financial condition, capital position, growth, asset quality and regulatory limitations. All ten institutions in the comparable group paid cash dividends during the most recent twelve months for an average dividend yield of 2.27 percent and an average payout ratio of 49.33 percent. During that twelve month period, the average dividend yield was 1.12 percent and the average payout ratio was 14.20 for the 13 Illinois thrifts; and the average dividend was 1.68 percent and the average payout ratio was 29.97 percent for all thrifts.

In our opinion, no adjustment to the pro forma market value of the Corporation is warranted related to dividend payments, recognizing that the Corporation has supported a slightly higher dividend yield.

SUBSCRIPTION INTEREST

In 2014, investors’ interest in new issues has improved but is still not strong. Such interest is possibly related to the improved performance of financial institutions overall, which could be challenged in the future due to the low interest rate environment and the compression of net interest margin. The selective and conservative reaction of IPO investors appears generally to be related to a number of analytical, economic and market-related factors, including the financial performance and condition of the converting thrift institution, the strength of the local economy, housing market conditions, general market conditions for financial institution stocks and stocks overall, aftermarket price trends and the expectation of continued stronger merger/acquisition activity in the thrift industry.

Ben Franklin Bank will direct its offering initially to depositors and residents in its market area. The board of directors and officers anticipate purchasing approximately $265,000 or 6.3 percent of the stock offered to the public based on the appraised midpoint valuation. The Bank

Subscription Interest (cont.)

will form an ESOP, which plans to purchase 7.0 percent of the total shares sold in the second stage offering.

The Bank has secured the services of Sterne, Agee & Leach, Inc., to assist in the marketing and sale of the conversion stock, including a possible syndicated offering.

Based on the smaller size of the offering, recent banking conditions, current market conditions, historical local market interest, the terms of the offering and recent subscription levels for second stage offerings, we believe that an upward adjustment is warranted for the Bank’s anticipated subscription interest.

LIQUIDITY OF THE STOCK

The Corporation will offer its shares through a subscription and community offering and, if required, a subsequent syndicated offering with the assistance of Sterne, Agee & Leach, Inc. The stock of the Corporation will be traded on the OTC Pink Sheets.

The Bank’s total public offering is considerably smaller in size than the average market value of the comparable group. The comparable group has an average market value of $50.9 million for the stock outstanding compared to a midpoint public offering of $4.2 million for the Corporation, less the ESOP and the estimated 26,500 shares to be purchased by officers and directors. Of the ten institutions in the comparable group, all trade on Nasdaq with those ten institutions indicating an average daily trading volume of over 3,800 shares during the last four quarters.

The comparable group has an average of 3,475,358 shares outstanding compared to 755,000 shares outstanding for the Corporation.

Liquidity of the Stock (cont.)

Based on the average market capitalization, shares outstanding and daily trading volume of the comparable group, we have concluded that a downward adjustment to the Corporation’s pro forma market value is warranted relative to the liquidity of its stock.

MANAGEMENT

The chairman and chief executive officer of Ben Franklin Bank is C. Steven Sjogren (reference Exhibit 23). Mr. Sjogren served as chairman, president and chief executive officer of the Bank from 2002 to 2013. At the end of 2013, Mr. Sjogren became chairman and chief executive officer of the Bank. Mr. Sjogren is also a director of the Bank, a position he has held since 2001. Mr. Sjogren has extensive banking experience, serving as president and chief executive officer of Home Banc, Rockford, Illinois, from 1981 to 1998 and regional president of First Star Bank until 2000. Mr. Steven D. Olson has been the senior vice president of Ben Franklin Bank since 2012 and was named president of Ben Franklin Bank effective January 23, 2014. Previously, he was president and chief executive officer of Community First Bank, located in Chicago, Illinois, from 2004 to 2011 and prior to that he was executive vice president at Uptown National Bank of Chicago, also located in Chicago, Illinois. Mr. Olson is also a director of Ben Franklin Bank. Mr. Glen A. Miller has been the vice president and chief financial officer of Ben Franklin Bank since 2001. At the end of 2013, Mr. Miller was named senior vice president and chief financial officer. Previously Mr. Miller was the assistant vice president, financial reporting and analysis with Liberty Federal Bank, located in Hinsdale, Illinois from 1997 to 2001. Mr. Robin L. Jenkins is the senior vice president and chief lending officer of Ben Franklin Bank, positions he has held since 2006. Prior to joining Ben Franklin Bank, Mr. Jenkins was vice president of mortgage banking for Norstates Bank. Ms. Bernadine V. Dziedzic is currently the compliance officer and corporate secretary for Ben Franklin Bank. Ms. Dziedzic has been with Ben Franklin Bank since 1998. Ms. Dziedzic is also a director of the Bank. Ms. Angie Plesiotis is the chief operations officer and vice president of Ben Franklin

Management (cont.)

Bank, positions she has held since 2000. Previously Ms. Plesiotis was assistant vice president and branch manager at St. Paul Federal Bank.

During its five most recent fiscal years, Ben Franklin Bank has been able to maintain a competitive net interest margin, reduce its nonperforming assets and real estate owned. The Bank experienced decreases in loans, deposits and assets, and indicated losses in each year, resulting in a decrease in its equity level and ratio. Ben Franklin Bank’s interest rate risk is modest, primarily as a result of its higher share of cash and investments. The Bank’s earnings and return on assets improved in 2013, but then decreased in the first half of 2014, while its net interest margin has been above industry averages, and management is confident that the Bank is now positioned for modest loan growth and future earnings following its second stage offering.

Overall, we believe the Bank to be professionally and knowledgeably managed, as are the comparable group institutions. It is our opinion that no adjustment to the pro forma market value of the Corporation is warranted for management.

MARKETING OF THE ISSUE

The necessity to build a new issue discount into the stock price of a second stage offering continues to be a closely examined issue in recognition of uncertainty among investors as a result of the thrift industry’s problems with delinquent loans, dependence on interest rate trends, volatility in the stock market and recent legislation related to the regulation of financial institutions and their ability to generate selected income.

We believe that a new issue discount applied to the price to book valuation approach is appropriate and necessary in this offering. In our opinion, the volatility in recent market trends cause us to conclude that a modest new issue discount is warranted in the case of this second

Marketing of the Issue (cont.)

stage offering. Consequently, at this time we have made a small downward adjustment to the Corporation’s pro forma market value related to a new issue discount.

VI.	VALUATION METHODS

Introduction

Historically, the most frequently used method for determining the pro forma market value of common stock for thrift institutions by this firm has been the price to book value ratio method, due to the volatility of earnings in the thrift industry. As earnings in the thrift industry decreased from 2008 to 2011, more emphasis was placed on the price to book method, particularly considering decreases in stock prices during those years. During the past two years, however, as provision for loan losses decreased significantly resulting in renewed earnings in the industry, the price to earnings method has again become pertinent and meaningful in the objective of discerning commonality and comparability among institutions. The price to earnings method was not used in this valuation due to the Corporation’s negative core earnings and negative actual earnings in the twelve months ended June 30, 2014. In determining the pro forma market value of this Corporation, primary emphasis has been placed on the price to book value method, with additional analytical and correlative attention to the price to assets method.

In recognition of the volatility and variance in earnings, the continued differences in asset and liability repricing and the frequent disparity in value between the price to book approach and the price to earnings approach, a second valuation method, the price to net assets method, has also been used. The price to assets method is used less often for valuing ongoing institutions, but becomes more useful in valuing converting institutions when the equity position and earnings performance of the institutions under consideration are different.

In addition to the pro forma market value, we have defined a valuation range with the minimum of the range being 85.0 percent of the pro forma market value, the maximum of the range being 115.0 percent of the pro forma market value and the super maximum being 115.0 percent of the maximum. The pro forma market value or appraised value will also be referred to as the “midpoint value.”

Introduction (cont.)

In applying each of the valuation methods, consideration was given to the adjustments to the Bank’s pro forma market value discussed in Section V. Downward adjustments were made for the Bank’s financial condition, earnings, liquidity of the stock, marketing of the issue, and asset, loan and deposit growth. No adjustments were made for the Bank’s dividend payments and management. Modest upward adjustments were made for market area and subscription interest.

PRICE TO BOOK VALUE METHOD

In the valuation of thrift institutions, the price to book value method focuses on an institution’s financial condition, and does not give as much consideration to the institution’s long term performance and value as measured by earnings. Due to the earnings volatility of many thrift stocks, the price to book value method is frequently used by investors who rely on an institution’s financial condition rather than earnings performance. Although this method is, under certain circumstances, considered somewhat less meaningful for institutions that provide a consistent earnings trend, it remains significant and reliable when an institution’s performance or general economic conditions are experiencing volatile or uncustomary trends related to internal or external factors, and serves as a complementary and correlative analysis to the price to earnings and price to assets approaches.

Exhibit 48 shows the average and median price to book value ratios for the comparable group which were 81.91 percent and 82.47 percent, respectively. The full comparable group indicated a moderate pricing range, from a low of 62.76 percent (First Savings Financial Group, Inc.) to a high of 93.11 percent (Jacksonville Bancorp, Inc.). The comparable group had higher average and median price to tangible book value ratios of 89.30 percent and 89.73 percent, respectively, with a range of 71.77 percent to 102.56 percent. Excluding the low and the high in the group, the comparable group’s price to book value range narrowed to a low of 69.48

Price to Book Value Method (cont.)

percent and a high of 92.51 percent, and the comparable group’s price to tangible book value range also narrowed moderately from a low of 80.34 percent to a higher of 100.84 percent.

Considering the foregoing factors in conjunction with the adjustments made in Section V, we have determined a fully converted pro forma price to book value ratio of 63.98 percent and a price to tangible book value ratio of 63.98 percent at the midpoint. The price to book value ratio increases from 57.15 percent at the minimum to 76.63 percent at the super maximum, while the price to tangible book value ratio increases from 57.15 percent at the minimum to 76.63 percent at the super maximum.

The Corporation’s pro forma price to book value and price to tangible book value ratios of 63.98 percent and 63.98 percent, respectively, as calculated using the prescribed formulary computation indicated in Exhibit 47, are influenced by the Bank’s capitalization, asset quality position, earnings performance, local market and public ownership, as well as subscription interest in thrift stocks and overall market and economic conditions. The Corporation’s ratio of equity to assets after conversion at the midpoint of the valuation range will be approximately 12.45 percent compared to 13.10 percent for the comparable group. Based on the price to book value ratio and the Bank’s total equity of $9,100,000 at June 30, 2014, the indicated pro forma market value of the Corporation using this approach is $7,550,000 at the midpoint (reference Exhibit 47).

PRICE TO EARNINGS METHOD

The basis of the price to earnings method is the determination of the earnings base to be used, followed by the determination of an appropriate price to earnings multiple. As indicated in Exhibit 3, Ben Franklin Bank’s after tax net earnings for the twelve months ended June 30,

Price to Earnings Method (cont.)

2014, were a loss of $1,286,000, and the Bank’s after tax core earnings were identical, as indicated in Exhibit 7. Due to negative core earnings, the price to core earnings method was not meaningful.

Even though the price to core earnings method is not meaningful, we will briefly review the range of price to core earnings and price to net earnings multiples for the comparable group and all publicly traded thrifts. The average price to core earnings multiple for the comparable group was 25.18, while the median was 22.22. The average price to net earnings multiple was a lower 25.04 and the median multiple was 22.51. The comparable group’s price to core earnings multiple was higher than the 18.16 average multiple for all publicly traded thrifts and higher than their median of 17.31. The range in the price to core earnings multiple for the comparable group was from a low of 10.83 (First Savings Financial Group) to a high of 58.20 (First Federal of Northern Michigan). The range in the price to core earnings multiple for the comparable group, excluding the high and low values, was from a low multiple of 15.31 to a high of 36.69 times earnings for eight of the ten institutions in the group, indicating a moderate narrowing of the range.

PRICE TO ASSETS METHOD

The final valuation method is the price to assets method. This method is not frequently used, since the calculation incorporates neither an institution’s equity position nor its earnings base. Additionally, the prescribed formulary computation of value using the pro forma price to net assets method does not recognize the runoff of deposits concurrently allocated to the purchase of conversion stock, returning a pro forma price to net assets ratio below its true level following conversion.

Exhibit 47 indicates that the average price to assets ratio for the comparable group was 10.77 percent and the median was 10.61 percent. The range in the price to assets ratios for the

Price to Assets Method (cont.)

comparable group varied from a low of 7.64 percent (First Federal of Northern Michigan) to a high of 15.11 percent (Wolverine Bancorp). The range narrows slightly with the elimination of the two extremes in the group to a low of 7.66 percent and a high of 13.77 percent.

Consistent with the previously noted adjustments, it is our opinion that an appropriate price to assets ratio for the Corporation is 7.96 percent at the midpoint, which ranges from a low of 6.81 percent at the minimum to 10.40 percent at the super maximum. Based on the Bank’s June 30, 2014, asset base of $92,094,000, the indicated pro forma market value of the Corporation using the price to assets method is $7,550,000 at the midpoint (reference Exhibit 47).

VALUATION CONCLUSION

Exhibit 52 provides a summary of the valuation premium or discount for each of the valuation ranges when compared to the comparable group based on each of the fully converted valuation approaches. At the midpoint value, the price to book value ratio of 63.98 percent for the Corporation represents a discount of 22.06 percent relative to the comparable group and decreases to a discount of 6.64 percent at the super maximum. The price to assets ratio of 7.96 percent at the midpoint represents a discount of 26.24 percent, decreasing to a discount of 3.70 percent at the super maximum.

It is our opinion that as of August 15, 2014, the pro forma market value of the Corporation is $7,550,000 at the midpoint, representing 755,000 shares at $10.00 per share. The pro forma valuation range of the Corporation is from a minimum of $6,417,500 or 641,750 shares at $10.00 per share to a maximum of $8,682,500 or 868,250 shares at $10.00 per share, and then to a super maximum of $9,984,875 or 998,488 shares at $10.00 a share, with such range being defined as 15 percent below the appraised value to 15 percent above the appraised value and then 15 percent above the maximum.

Valuation Conclusion (cont.)

Our valuation assumptions, process and conclusions recognize that minority public shareholders collectively own 43.93 percent of the Bank’s outstanding shares, and that the current offering contemplates the sale of the 56.07 percent of the outstanding shares currently owned by Ben Franklin Financial, MHC, combined with the $51,531 in cash held by Ben Franklin Financial, MHC. At the conclusion of the stock offering, the Corporation will own all the common stock of Ben Franklin Bank in conjunction with the completion of the second stage offering. As indicated in Exhibit 48, in the second stage conversion, each minority share will be exchanged for 0.3862 shares of the Corporation at the midpoint of the offering range, with that exchange ratio being 0.3282 shares, .4441 shares and 0.5107 shares at the minimum, maximum, and super maximum of the offering range, respectively.

The appraised value of Ben Franklin Financial as of August 15, 2014, is $7,550,000 at the midpoint.

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